Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 11th day of June, 2010, by and among SPECTRUM MICROWAVE, INC., a Delaware corporation with its principal place of business at 1900 West College Avenue, State College, Pennsylvania 16801 (the “Buyer”), SPECTRUM CONTROL, INC., a Pennsylvania corporation with its principal place of business at 8031 Avonia Road, Fairview, Pennsylvania 16415 (“Spectrum”), SAGE LABORATORIES, INC., a Delaware corporation with its principal place of business at 8 Executive Drive, Hudson, New Hampshire 03051 (“Seller”) and CERALTA TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 245 Lynnfield Street, Peabody, Massachusetts 10960 (“Stockholder”).

RECITALS

A. Seller is engaged in the business of designing, developing, and manufacturing RF and microwave components and subsystems (the “Business”).

B. Stockholder owns all of the capital stock of Seller.

C. Buyer desires to purchase and accept from Seller, and Seller desires to sell and transfer to Buyer, substantially all of the assets of the Business upon the terms and conditions contained in this Agreement.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms that are underlined or listed below shall have the following meanings:

“Accounts Payable” shall mean all bona fide accounts payable of Seller related to the Business as of the Closing Date, but shall not include any accounts payable owed to Stockholder or any Affiliate of Stockholder.

“Accounts Receivable” shall mean all bona fide accounts receivable, notes receivable, and other amounts payable to Seller in connection with the Business as of the Closing Date, but shall not include any accounts receivable due from Stockholder or any Affiliate of Stockholder.

“Accrued Liabilities” shall mean (a) all accrued expenses of Seller related to the Business, including vacation pay, to the extent such obligations relate to Transferred Employees

(as such term is hereinafter defined) earned or accrued prior to the Closing Date; provided, however that, for clarification, Buyer is not assuming any severance benefits that any Transferred Employees may have that arise upon termination of their employment with Seller, and (b) all of Seller’s deferred revenue and other accrued expenses accrued at or prior to the Closing Date in the ordinary course of business (to the extent such expenses are fully reflected on the Buyer Net Working Capital Statement and used in calculating the Purchase Price and the Final Net Working Capital Adjustment), in each case whenever payable, but shall not include any accrued liabilities of Seller owed to Affiliates of Stockholder.

“Affiliate” shall mean, as to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is under common control with or is controlled by such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall mean this Asset Purchase Agreement, together with the Schedules and Exhibits attached to this Agreement and the certificates and instruments to be executed and delivered in connection with this Agreement.

“Assumed Contracts” shall mean the Lease, the Minor Contracts and the Contracts identified on Schedule 1.1(A).

“Assumed Liabilities” shall mean the following liabilities of Seller and only such liabilities:

(a)	the Accounts Payable;

(b)	the Accrued Liabilities;

(c)	liabilities under the Assumed Contracts arising or to be paid or performed after the Closing Date (other than any liability which results from, arises out of or relates to any breach of contract, tort, infringement or violation of law with respect to periods prior to the Closing Date); and

(d)	the Warranty Obligations.

“Business Records” shall mean originals or true copies of all operating data and records of Seller relating to the Business and in the possession of Seller or Stockholder, including financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, written operating methods and procedures, other information related to the Purchased Assets, reference catalogues, insurance files, personnel records of Transferred Employees, records relating to potential acquisitions and other records, on whatever media, pertaining to the Business, or to customers or suppliers of, or any other parties having contracts or other business relationships with, the Business.

“Closing Date” shall mean the date that the Closing occurs, which shall be within two (2) business days upon the satisfaction or (to the extent permitted) waiver of the last to occur of the conditions to the Closing set forth in Articles 7 and 8 hereof (other than conditions to be satisfied at the Closing), or such other date as determined by the mutual agreement of the parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended to date, and the rules and regulations promulgated thereunder.

“Contracts” shall mean any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Customer Lists” shall mean all of Seller’s past and current customer lists and lists of potential customers of the Business in the possession of Seller or Stockholder.

“Employee Pension Benefit Plan” shall have the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” shall have the meaning set forth in ERISA Section 3(1).

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, affecting title to any of the Purchased Assets or the Real Property.

“Enforceability Limitations” means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights and (ii) the discretion of the appropriate Governmental Authority with respect to specific performance, injunctive relief or other terms of equitable remedies.

“Environmental Claims” shall mean any notice of violation, notice of potential or actual responsibility or liability, or written Proceeding (including those for contribution and/or indemnity) by any Governmental Authority or other Person directed against Buyer or any Buyer Indemnitee for any damage (including personal injury, tangible or intangible property damage, natural resource damage, indirect or consequential Losses, investigative costs, removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions or conditions on environmental Permits) resulting from or relating to the following conditions, circumstances or acts existing or occurring before the Closing Date: (i) the presence of, a Release or threatened Release into the environment of, or exposure to, any Hazardous Substances, at, in, by or from any Facility, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances at or in connection with the operation of any Facility or otherwise relating to the Business, (iii) the violation, or alleged violation, of any Environmental Laws at or in connection with the operation of the Business, or (iv) the non-compliance or alleged noncompliance with any Environmental Laws at or in connection with the operation of any Facility.

“Environmental Condition” shall mean the existence or threat of any Release into the environment of any Hazardous Substance at concentrations requiring investigation and/or remediation under any Environmental Law, or exposure to Hazardous Materials at concentrations above levels permissible under applicable Environmental Laws.

“Environmental Law” shall mean any applicable Governmental Requirements and any licenses, permits, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority in any jurisdiction, in effect as of the Closing Date, relating to pollution or protection of public health or the environment (including any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, Release or threatened Release of, any Hazardous Substances. Without limiting the generality of the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended and all similar or analogous laws enacted, promulgated or lawfully issued by any Governmental Authority.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” shall mean Manufacturers and Traders Trust Company.

“Excluded Assets” shall mean:

(1)	cash, cash equivalents and marketable securities (determined in accordance with GAAP) of Seller;

(2)	the Business Records of Seller described on Schedule 1.1(B), (the “Retained Records”);

(3)	any rights specifically relating to the Employee Benefit Plans or assets specifically relating to the Excluded Liabilities;

(4)	any rights of Seller under this Agreement or the other Transaction Documents;

(5)	any Tax credits, Tax refunds or other Tax assets of Seller;

(6)	any Permits which are not lawfully transferable to Buyer; and

(7)	any amounts due from Affiliates of Seller.

“Facility” and “Facilities” shall mean, individually or collectively, as applicable, (i) the Real Property and (ii) any real property previously owned or leased by the Seller.

“GAAP” shall mean, with respect to all accounting matters and issues, generally accepted accounting principles as in effect from time to time in the United States applied (to the extent applicable) consistent with the Financial Statements.

“Goodwill” shall mean the goodwill of the Business.

“Governmental Authority” shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Governmental Requirement” shall mean any published law, statute, regulation, ordinance, rule, directive, code, order, judgment, writ, injunction, decree or award of any Governmental Authority now in effect.

“Hazardous Materials” shall mean any pollutants, contaminants, substances, hazardous and/or toxic chemicals, carcinogens, wastes, and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

“Independent Accountants” shall mean Grant Thornton LLP, or any successor thereof.

“Insurance” means any fire, product liability, automobile liability, general liability, worker’s compensation, medical insurance stop-loss coverage or other form of insurance of the Business, and any tail coverage purchased with respect thereto.

“Intellectual Property” means collectively, any of the following types of intangible assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how-formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives), (vii) all copies and tangible embodiments thereof (in whatever form or medium), (viii) all joint or partial interests in any of the foregoing; and (ix) all domain names, url’s, and telephone and facsimile numbers.

“Inventory” shall mean all raw material, work-in-process and finished goods inventories of the Business, wherever located.

“Knowledge of Seller” or any similar use of the capitalized term “Knowledge” shall mean the actual knowledge, after reasonable inquiry, of Anthony Cappello, Stephen Eccles, Linda Moulton and Suzanne Perakis, and the knowledge of any fact or matter which any such person would have reasonably been expected to be aware of in the course of performing their respective duties as executive officers of Seller or Stockholder.

“Landlord Estoppel Certificate” shall mean a current estoppel certificate, in form and substance acceptable to Buyer, executed by the fee owner of the Real Property as current landlord under the Lease in favor of Buyer.

“Lease” means that certain Lease dated February, 2005, by and between Molex Premise Networks Americas, Inc., as Lessor, and Sage Laboratories, Inc. (a Massachusetts corporation), as Lessee, as assigned to Seller pursuant to that certain Consent to Assignment and Assumption of Lease, dated October 10, 2007, by and among Sage Laboratories, Inc. (a Massachusetts corporation), as Assignor; Sage Laboratories, Inc. (a Delaware corporation), as Assignee; and Nash Family Investment Properties, as successor in interest to Molex Premise Networks Americas, Inc., as Lessor, pursuant to which Seller currently leases the Real Property.

“Legacy Contract” shall mean each Sales Order, the terms of which do not expressly provide for the sale of goods or materials by Seller after the Closing Date, but pursuant to which Seller remains bound to last buy rights, service and repair obligations and similar obligations.

“Losses” means all demands, claims, actions or causes of action, assessments, losses, encumbrances, fines, liabilities, deficiencies, costs and expenses, including, without limitation, actual interest cost incurred, penalties, court costs and reasonable attorneys’ and accountants’ fees and disbursements

“Minor Contracts” shall mean (a) any miscellaneous Contracts to which Seller is a party or by which Seller is bound that (i) relate directly to the Business, (ii) were entered into in the ordinary course of the Business, (iii) which involve financial obligations of Seller of less than $10,000 individually and $250,000 in the aggregate, and (iv) which have a duration of three months or less, or which are cancelable on thirty (30) days notice without penalty to Seller, (b) any Legacy Contract and (c) any Minor Order.

“Minor Order” shall mean each Open Order where the dollar value of the goods or materials yet to be delivered, or services to be provided is less than $25,000.

“Multiemployer Plan” shall have the meaning set forth in ERISA Section 3(37) or ERISA Section 4001.

“Net Working Capital” means the difference between (a) the total of (i) Accounts Receivable (less the amount of any provision, reserve or allowance for doubtful accounts therefor set forth in the Closing Statement), (ii) Inventory (valued on a basis consistent with the fiscal year-end of the Business immediately preceding the Closing Date, net of reserves for excess, obsolete or slow moving material) and (iii) prepaid expenses, each as of the Effective Time, minus (b) (i) Accounts Payable and (ii) Accrued Liabilities, each as of the Effective Time, calculated in the manner set forth on Schedule 2.4.

“Net Working Capital Adjustment” or “Preliminary Net Working Capital Adjustment” means (a) if Net Working Capital is less than $2,945,000, the amount, expressed as a positive number, by which Net Working Capital is less than $2,945,000 and (b) if Net Working Capital is more than $3,423,000, the amount, expressed as a positive number, by which Net Working Capital exceeds $3,423,000. There shall not be a Net Working Capital Adjustment if Net Working Capital is between $2,945,000 and $3,423,000.

“Occupational Safety and Health Law” shall mean any Governmental Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Open Order” shall mean each Purchase Order and Sales Order.

“Other Current Assets” shall mean all current assets of the Business other than Accounts Receivable, Inventory, prepaid Taxes and prepaid expenses relating to any Taxes of Seller.

“Owned Intellectual Property” means all Intellectual Property used in the Business owned by Seller, including the Intellectual Property required to be listed on Schedule 4.11(a).

“Owned Tangible Personal Property” means all Tangible Personal Property used in the Business owned by Seller, including the Tangible Personal Property owned by Seller and required to be listed on the Tangible Personal Property List.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permits” shall mean all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

“Permitted Encumbrance” shall mean (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings or (ii) liens of landlords and liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendor’s liens incurred in the ordinary course of business and which are not based on a past due obligation and which will not materially impair Buyer’s use of the Purchased Assets after Closing.

“Person” shall mean any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

“Predecessor” means a Person, if any, whose status or activities could give rise to an Environmental Claim against Seller as a successor in interest to such Person.

“Proceeding” shall mean any claim, demand, action, suit, litigation, dispute, inquiry, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

“Purchased Assets” shall mean all right, title and interest of Seller in and to all of the assets of Seller relating to the Business of whatsoever nature, tangible or intangible, real or personal, including the following (except to the extent an Excluded Asset):

(1)	the Accounts Receivable;

(2)	the Assumed Contracts;

(3)	the Business Records, other than the Retained Records;

(4)	the Customer Lists;

(5)	the Goodwill;

(6)	the Owned Intellectual Property;

(7)	the Inventory;

(8)	the Other Current Assets;

(9)	the Permits (to the extent transferable); and

(10)	the Owned Tangible Personal Property.

The Purchased Assets shall also include the additional assets, if any, identified on Schedule 1.1(C).

“Purchase Order” shall mean each Contract to which Seller is a party or by which Seller is bound that involves the performance of services or delivery of goods or materials to Seller in connection with the Business.

“Purchase Price” shall mean the purchase price for the Purchased Assets which is an amount equal to $6,300,000, as increased or decreased by the Net Working Capital Adjustment, plus the Severance Amount.

“Real Property” shall mean the real property and improvements leased by Seller from Nash Family Investment Properties, located at 8 Executive Drive, Hudson, New Hampshire 03051.

“Related Person” means any member, partner, shareholder, director, officer or employee of Seller or any other direct or indirect beneficial owner of Seller, any Person related to any such member, partner, shareholder, director, officer, employee or beneficial owner by blood or marriage, or any limited liability company, partnership, corporation, trust or other entity in which any such person has a substantial interest as a member, partner, shareholder, trustee or otherwise.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment which could give rise to an Environmental Claim or which is required to be reported pursuant to 40 C.F.R. 302 or 355, or any analogous Environmental Law.

“Reportable Event” shall have the meaning set forth in ERISA Section 4043.

“Representative” shall mean any current officer, director, principal, attorney, agent, accountant, employee or other representative of any Person.

“Sales Order” shall mean each Contract to which Seller is a party or by which Seller is bound that involves the performance of services or delivery of goods or materials by Seller in connection with the Business.

“Severance Amount” shall mean the amount of direct severance cost reimbursement to be paid by Buyer to Seller at or after Closing in connection with Seller terminating the employment of the employees identified on the Specified Employee List prior to Closing.

“Specified Environmental Claim” shall mean any Environmental Claim that (a) was not in any way caused by or contributed to by Seller, whether by act or omission, or (b) does not relate to Seller’s operation of the Business since October 12, 2007.

“Tangible Personal Property” shall mean all tangible personal property of the Business owned or leased by Seller or in which Seller has any interest, including computer hardware, tooling, equipment, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, and any other any agreements or documents entered into pursuant to this Agreement or the transactions contemplated hereby.

1.2 Other Defined Terms. The following terms shall have meanings defined for such terms in the Sections set forth below:

Term	Section

Acquisition Proposal	6.2 (b)
Applicable Contract	4.15(a)(i)
Assignment and Assumption of Lease	7.8
Assumption Agreement	3.2(a)(iv)
Basket	9.3(a)
Benefit Arrangement	4.12(a)
Bill of Sale	3.2(a)(i)
Business	Recitals
Buyer Net Working Capital Statement	2.5(a)
Buyer Indemnitees	9.2(a)
Cap	9.3(c)
Cash Payment	2.4(c)
Casualty	10.2
Casualty Amount	10.2
Claims Notice	9.4(a)
Closing	3.1
Closing Purchase Price Reconciliation	2.5(d)
Closing Statement	2.4(a)
COBRA	4.12(h)(i)
Confidential Information	6.11(b)
Covenant Period	6.11(a)
Disapproved Encumbrances	6.14(d)
Defect Notice	6.14(d)
Dispute Notice	9.4(a)
Effective Time	3.1
Employee Plans	4.12(a)
Endorsements	6.14(a)
Environmental Assessment	6.15(b)
ERISA Affiliate	4.12(h)
Escrow Account	9.4(a)
Escrow Agreement	3.2(a)(v)
Escrow Reserve Amount	2.4(d)
Estimated Net Working Capital	2.4(a)
Expert Calculation	2.5(b)(iv)
Final Net Working Capital Adjustment	2.5(b)(iv)
Financial Statements	4.6(a)

Fundamental Representations	9.1(b)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Issued Financial Statements	4.6(a)
Liability Claim	9.4(a)
Non-Transferable Assets	3.3
Patent Assignment	3.2(a)(ii)
Pension Plans	4.12(a)
Permitted Title Encumbrances	6.14(a)
Preliminary Net Working Capital
Adjustment	2.4(a)
Product Liability Claims	6.13(b)
Required Consents and Filings	6.2(a)
Restricted Activity	6.11(a)(i)
Retained Liabilities	2.2
Review Period	2.5(b)(ii)
Seller Indemnitees	9.2(b)
Specified Employee List	6.18
Survey	6.14(b)
Survival Period	9.1
Tangible Personal Property List	4.10
Third Party Claim	9.4(c)
Title Commitment	6.14(a)
Title Policy	6.14(a)
Trademark Assignment	3.2(a)(iii)
Transferred Employees	6.5(b)
WARN Act	6.5(f)
Warranty Obligations	6.13(a)
Welfare Plans	4.12(a)
Working Capital Dispute Notice	2.5(b)(ii)
Zoning Certification	6.14(c)
2010 Financial Statements	4.6(a)

1.3 Usage of Terms. Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa. Use of the word “including” means “including, without limitation.”

1.4 References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Schedules and Exhibits refer to the corresponding Articles, Sections (and other subdivisions), Schedules and Exhibits of or attached to this Agreement, unless the context expressly, or by necessary implication otherwise requires.

2. PURCHASE AND SALE OF ASSETS

2.1 Transfer of Purchased Assets. Subject to the terms and conditions contained in this Agreement, on the Closing Date, Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall acquire from Seller, all of the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances, and Seller shall retain the Excluded Assets.

2.2 Assumed Liabilities; Retained Liabilities Not Assumed. At the Closing, Buyer shall assume and agree to pay, satisfy, perform and discharge the Assumed Liabilities. It is expressly understood and agreed that with respect to the liabilities, debts, obligations and contracts of, and claims against, Seller and Stockholder as of the Closing Date, other than the Assumed Liabilities, Buyer shall not assume, nor shall it be liable for, any liability, debt, obligation, or Contract of Seller, Stockholder or any Affiliate thereof, or any claim against any of the foregoing, of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller or Stockholder, all of which shall be retained by Seller and Stockholder, respectively, and which are hereafter referred to as the “Retained Liabilities.” Without limiting the foregoing, Buyer shall have no responsibility with respect to any of the following liabilities of Seller and/or Stockholder (all of which shall be deemed to be Retained Liabilities) whether or not disclosed on the Financial Statements:

(a) except for the Accrued Liabilities and except to the extent accounted for in the Buyer Net Working Capital Statement and used in calculating the Purchase Price and the Final Net Working Capital Adjustment, any liability of Seller for (i) accrued salaries and wages, vacation pay, accrued bonuses and other employment benefits or commissions and related Taxes and (ii) severance payments or other termination benefits payable to employees or former employees of Seller who are not Transferred Employees;

(b) any liability of Seller or any ERISA Affiliate thereof arising out of any Employee Plan or Benefit Arrangement maintained, or contributed to, by Seller or any ERISA Affiliate thereof including, liabilities attributable to a complete or partial withdrawal from a Multiemployer Plan or to the PBGC for benefit liabilities or premiums due, any liability resulting from failure to provide continuation coverage required by COBRA, any liabilities arising out of any nonqualified plan or plans covering any employees or former employees of Seller, or any liability of Seller under any and all medical, dental, disability or other employee welfare reimbursement plan or any other plan of any nature whatsoever maintained by Seller for the benefit of its employees or under any similar governmental plan to which Seller is subject;

(c) any liability of Seller relating to the Excluded Assets or other government-imposed fees or charges arising out of doing business in any jurisdiction where Seller is not qualified to do business as a foreign corporation or partnership that would not have been incurred if Seller had been so qualified;

(d) any liability of Seller for any indebtedness, whether for borrowed money or otherwise, to any bank, bondholder, trade or non-trade creditor (other than the Assumed Liabilities), customer, employee, lessor, financial institution, government entity, trust company, shareholder, director, officer, consultant, agent or other Person, either directly or by reason of any guaranty or other Contract;

(e) any liability of Seller arising after the Closing Date, except for the Assumed Liabilities;

(f) any liability relating to any Environmental Claim (other than any liability for Specified Environmental Claims);

(g) any obligations and liabilities arising from the non-compliance by Seller or Stockholder with any Governmental Requirement (including all Environmental Laws) before the Closing, or attributable to or caused by the Purchased Assets before the Closing, or by Seller or Stockholder;

(h) any liability for workers compensation claims, general liability claims, automobile liability claims or any other negligent act or omission of Seller, whether related to the Business or otherwise arising out of acts or occurrences prior to, or commencing prior to, the Closing Date; provided, however, that with respect to any liability for claims listed in this subsection (h), to the extent such liability relates to post-Closing acts or omissions of Buyer that were continued by the Buyer post-Closing (i) if such acts or omissions were disclosed to Buyer in this Agreement or the Schedules attached hereto, the liability attributable to the period after the Closing Date shall not be a Retained Liability and (ii) if such acts or omissions were not disclosed to Buyer in this Agreement or the Schedules attached hereto, only the liability attributable to the time period between the Closing and the first anniversary of the Closing shall be a Retained Liability;

(i) any liabilities arising from any Proceeding (other than Warranty Obligations claims by a third party, which are addressed in Section 6.13) to the extent such Proceeding arises out of or relates to periods, events, acts or omissions made or occurring prior to the Closing;

(j) any liabilities relating to Product Liability Claims;

(k) any liability of Seller under any Contract except for the Assumed Contracts; and

(l) any liability of Seller for any Tax.

Notwithstanding anything to the contrary set forth in any third party consent to the assignment of any Assumed Contract, between the Buyer and Spectrum, on one hand, and Seller and Stockholder, on the other hand, the Assumed Liabilities and Retained Liabilities shall be as set forth in this Agreement.

2.3 Consideration; Allocation. As consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Buyer shall pay and deliver to Seller the Purchase Price and shall assume the Assumed Liabilities. Such consideration will be allocated as set forth on Schedule 2.3. Unless otherwise agreed in writing by Buyer and Seller, Buyer and Seller shall (a) reflect the Purchased Assets in their books and for Tax reporting purposes in accordance with such allocation, (b) file all forms required under Code Section 1060 (including Form 8594) and all other Tax Returns and reports in accordance with and based upon such allocation and (c) unless required to do so in accordance with a “determination” as defined in Code Section 1313(a)(1), take no position in any Tax Return, Tax Proceeding, Tax audit or otherwise which is inconsistent with such allocation.

2.4 Payments by Buyer.

(a) Closing Statement. Three (3) days prior to the Closing Date, Seller shall in good faith prepare and deliver to Buyer a certificate (the “Closing Statement”) containing a pro forma estimate of (i) Net Working Capital (the “Estimated Net Working Capital”) and (ii) the Net Working Capital Adjustment (the “Preliminary Net Working Capital Adjustment”), which will be subject to examination and agreement by Buyer as to reasonableness. The Estimated Net Working Capital shall be determined in accordance with GAAP and the principles as set forth on Schedule 2.4.

(b) Reliance on Closing Statement. Payments required to be made on the Closing Date pursuant to this Section 2.4 will be determined on the basis of the Closing Statement and the Preliminary Net Working Capital Adjustment, as provided herein.

(c) Payments. At the Closing, Buyer shall pay to Seller an aggregate amount equal to $6,300,000 in cash, plus or minus the Preliminary Net Working Capital Adjustment (plus the Preliminary Net Working Capital Adjustment if the Estimated Net Working Capital is greater than $3,423,000, or minus the Preliminary Net Working Capital Adjustment if the Estimated Net Working Capital is less than $2,945,000), plus the Severance Amount (to the extent determinable as of the Closing), and minus the Escrow Reserve Amount (the “Cash Payment”), by wire transfer of immediately available funds to an account designated by Seller to Buyer in writing at least three (3) business days prior to the Closing.

(d) Escrow Reserve. At the Closing, Buyer shall deliver to the Escrow Agent $630,000 in cash (the “Escrow Reserve Amount”) by wire transfer of immediately available funds, to be held and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

2.5 Buyer Net Working Capital Statement; Final Net Working Capital Adjustment.

(a) Final Net Working Capital Statement. As promptly as practicable, but in no event later than forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement of Net Working Capital (the “Buyer Net Working Capital Statement”) setting forth in reasonable detail Net Working Capital and the Net Working Capital Adjustment. The Buyer Net Working Capital Statement is to be prepared in accordance with GAAP and the principles set forth on Schedule 2.4.

(b) Review; Dispute.

(i) From and after the Closing Date, Buyer shall provide Seller with full access to the books and records of Buyer relating to the Business for the purposes of: (A) enabling Seller and its Representatives to calculate and to review Buyer’s calculation of Net Working Capital and the Net Working Capital Adjustment; and (B) identifying any dispute related to the calculation of Net Working Capital and the Net Working Capital Adjustment.

(ii) Within forty-five (45) days following Seller’s receipt of the Buyer Net Working Capital Statement (the “Review Period”), Seller shall deliver written notice to Buyer of any dispute Seller has with respect to the preparation or content of the Buyer Net Working Capital Statement (the “Working Capital Dispute Notice”). Such notice must describe in reasonable detail the items contained in the Buyer Net Working Capital Statement that Seller disputes and the basis for any such dispute. During the Review Period, Seller shall have access to Buyer’s books and records as set forth in Sections 2.5(b)(i) and (c) so that Seller may perform an audit of the Buyer Net Working Capital Statement, if necessary.

(iii) If Seller does not notify Buyer of a dispute with respect to the Buyer Net Working Capital Statement within such forty-five (45) day period, such Buyer Net Working Capital Statement will be final, conclusive and binding on the parties for all purposes of this Agreement.

(iv) In the event of a notification of a dispute by Seller within such Review Period, Buyer and Seller shall use commercially reasonable efforts to reach agreement on the Net Working Capital. If Buyer and Seller shall agree, they shall jointly prepare the final Net Working Capital Adjustment (the “Final Net Working Capital Adjustment”). If Buyer and Seller fail to resolve such dispute within thirty (30) days after the Review Period, then either Buyer or Seller shall have the right to refer such dispute to the Independent Accountants. In connection with the resolution of any such dispute by the Independent Accountants (i) each of Buyer and

Seller shall have a reasonable opportunity to meet with the Independent Accountants to provide their views as to any disputed issues with respect to the calculation of Net Working Capital; and (ii) the Independent Accountants shall determine the Final Net Working Capital Adjustment in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the parties. In calculating Net Working Capital, the Independent Accountants (i) shall be limited to addressing any particular disputes referred to in the Working Capital Dispute Notice and (ii) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Seller, and no lower than the amount calculated by Buyer, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between Net Working Capital reflected therein and Net Working Capital set forth in the Buyer Net Working Capital Statement. The fees, expenses and costs of the Independent Accountants shall be borne equally by Seller and Stockholder on the one hand, and by Buyer, on the other hand. The determination of the Independent Accountants, absent fraud or manifest error, shall be deemed a final arbitration award that is binding on each of the parties for all purposes of this Agreement, and no party or their Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce to the final decision of the Independent Accountants. Judgment may be entered to enforce the final decision of the Independent Accountants in any court having proper jurisdiction.

(c) Access. For purposes of complying with the terms set forth in this Section 2.5, each party shall reasonably cooperate with and make available to the other parties and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its facility and personnel, as may be reasonably required in connection with the preparation and analysis of the Buyer Net Working Capital Statement, the resolution of any disputes thereunder, and the Final Net Working Capital Adjustment.

(d) Final Net Working Capital Adjustment. Within five (5) business days after determination of the Final Net Working Capital Adjustment, Buyer or Seller, as the case may be, shall pay to the other the amount by which the Purchase Price, as adjusted by the Final Net Working Capital Adjustment, is greater or less than the Purchase Price as adjusted by the Preliminary Net Working Capital Adjustment (such difference being the “Closing Purchase Price Reconciliation”). If the Closing Purchase Price Reconciliation is positive, Buyer shall promptly pay such difference to Seller. If the Closing Purchase Price Reconciliation is negative, Seller shall promptly pay such difference to Buyer. If Buyer or Seller fails to pay any amount owing pursuant to this Section 2.5(d) within five (5) business days, then the amount owing shall be payable on demand and interest shall accrue on this unpaid amount from the date due until paid at a rate equal to the lower of ten percent (10%) per annum or the highest rate permitted by applicable law.

2.6 Taxes; Proration. Buyer will be responsible for the payment of any sales, use, transfer, excise, stamp or other similar Taxes imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes. All utilities, real property taxes and other similar charges relating to the Real Property shall be prorated as of the Effective Time.

3. CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement will be held at 10:00 a.m. local time on the Closing Date at the offices of Seller’s counsel, Squillace & Associates, P.C., 306 Dartmouth Street, Suite 305, Boston, Massachusetts 02116, or any other place as Buyer, Seller and Stockholder shall mutually agree in writing (the “Closing”). The Closing will be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

3.2 Instruments at Closing.

(a) Deliveries by Seller. Subject to all of the terms and conditions of this Agreement, at the Closing, Seller and/or Stockholder, as applicable, will deliver:

(i) a duly executed Bill of Sale in the form of Exhibit A attached hereto; (the “Bill of Sale”) duly executed by Seller;

(ii) a duly executed Assignment of Technology in the form of Exhibit B hereto (the “Patent Assignment”);

(iii) a duly executed Assignment of Marks in the form of Exhibit C hereto (the “Trademark Assignment”);

(iv) a duly executed Assignment and Assumption Agreement in the form of Exhibit D hereto (the “Assumption Agreement”);

(v) a duly executed Escrow Agreement in the form of Exhibit E hereto (the “Escrow Agreement”);

(vi) exclusive possession of the Real Property, free of all persons or parties in possession (other than Transferred Employees);

(vii) the certificates and other documents deliverable by Seller or Stockholder described in Article 7;

(viii) a duly executed Landlord Estoppel Certificate; and

(ix) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and duly executed and delivered by Seller or Stockholder (as applicable) and such UCC termination statements, releases and other documentation as Buyer may reasonably request to evidence that any Encumbrances, other than Permitted Encumbrances on the Purchased Assets, have been removed prior to Closing.

(b) Deliveries by Buyer. Subject to all of the terms and conditions of this Agreement, at the Closing, Buyer will deliver:

(i) the Cash Payment;

(ii) evidence that the Escrow Reserve Amount has been disbursed to the Escrow Agent;

(iii) a duly executed Patent Assignment;

(iv) a duly executed Trademark Assignment;

(v) a duly executed Assumption Agreement;

(vi) a duly executed Escrow Agreement;

(vii) the Assignment and Assumption of Lease duly executed by Buyer; and

(viii) the certificates and other documents deliverable by Spectrum or Buyer described in Article 8.

(c) Form of Instruments. All certificates, agreements and instruments provided for in this Section 3.2 shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Seller, Stockholder and Buyer and their counsel.

3.3 Non-Transferable Assets. It is understood that certain Purchased Assets (including, manufacturers’, contractors’ and other warranties and guaranties, and one or more Assumed Contracts) may not be immediately transferable or assignable to Buyer, and Buyer may in its sole discretion allow Seller to retain certain of such assets after the Closing Date (the “Non-Transferable Assets”), and this Agreement shall not constitute an assignment of any such Non-Transferable Assets. In such event, (i) Seller and Stockholder shall use their reasonable efforts to obtain any consent or authorization which may be required to transfer or assign the Non-Transferable Assets to Buyer or to remove or eliminate any impediment preventing the transfer or assignment of the Non-Transferable Assets to Buyer, (ii) Seller shall grant to Buyer full use and benefit of its interest in the Non-Transferable Assets to the extent permitted by law and the terms of or applicable to such Non-Transferable Assets, it being the intent of the parties that Buyer have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (iii) Seller and Stockholder shall take all actions necessary to preserve the value of the Non-Transferable Assets, (iv) Seller shall not transfer or assign the Non-Transferable Assets to any Person other than Buyer or Buyer’s assigns, (v) Seller shall transfer or assign the Non-Transferable Assets to Buyer at the earliest date, if any, on which such transfer or assignment can be effected and (vi) Buyer will be responsible for obligations relating to such Non-Transferable Assets arising or occurring on or after the Closing Date as if they had been transferred or assigned to Buyer in accordance with the terms of this Agreement. Upon the request of Buyer, Seller shall enforce, for the account, at the expense and on behalf of Buyer, any rights of Seller arising under or in connection with any Non-Transferable Asset.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1 Organization and Authority of Seller to Conduct Business. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Schedule 4.1 sets forth each jurisdiction where Seller is qualified to do business. Seller is duly qualified and in good standing in each jurisdiction where it is required to be qualified and where the failure to qualify might have a material adverse effect on the Business, financial condition or operations of Seller. No Affiliate of Seller or Stockholder owns or has any interest in any of the assets used in the Business. Seller has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Except as provided in Schedule 4.1, Seller has no stock or equity interest in any other Person.

4.2 Power and Authority; Binding Effect. Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement. Seller shall deliver to Buyer at the Closing copies of all resolutions of the board of directors and shareholder of Seller with respect to the transactions contemplated by this Agreement, certified by an officer of Seller, in form reasonably satisfactory to counsel for Buyer. No other corporate action on the part of Seller is required to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which Seller is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which each is or will be a party has been or will be duly executed and delivered by Seller and constitutes or will constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

4.3 Title.

(a) Seller has good and marketable title to all of the Purchased Assets (other than personal property which is leased or licensed by Seller, which leased or licensed personal property Seller has valid leases or licenses to use) and all of the Purchased Assets are free and clear of any Encumbrances other than Permitted Encumbrances.

(b) Seller owns the Tangible Personal Property or leases, pursuant to leases described on Schedule 4.3(b), all other tangible personal property used in the Business, and owns, or otherwise has sufficient rights with respect to, all intangible property used in connection with the Business necessary to carry on the Business in the manner in which it is currently operated.

4.4 No Conflict or Violation. Except as disclosed on Schedule 4.4, the execution, and delivery of this Agreement by Seller, and the execution and delivery of each other Transaction Document to which it is or will be a party, the consummation of the transactions contemplated hereby or thereby, and the performance by Seller of its obligations hereunder and thereunder, do not and will not result in or constitute (a) a violation of or conflict with any provision of the organizational or other governing documents of Seller, (b) a breach of, a loss of rights under or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a default under, or result in the acceleration of any obligations under, any term or provision of, any Permit or any Contract to which Seller is a party or by which Seller is bound, (c) a violation by Seller of any Governmental Requirement, (d) an imposition of any Encumbrance on the Purchased Assets or (e) a trigger of any right of any Governmental Authority to revoke, suspend, cancel, terminate or modify any of the Permits. Notwithstanding anything to the contrary set forth in this Section 4.4, Legacy Contracts and Minor Orders are expressly excluded from subsection (b) of this Section 4.4.

4.5 Consents and Approvals. Except as set forth on Schedule 4.5, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.6 Financial Statements; Unknown Liabilities.

(a) Seller has delivered to Buyer (i) financial statements of Seller (consisting of a balance sheet and a statement of income) for the two years ending December 31, 2008 and December 31, 2009 issued by the independent auditors of Stockholder as supplemental information to Stockholder’s financial statements (the “Issued Financial Statements”), and (ii)

unaudited financial statements of Seller (consisting of a balance sheet and a statement of income) for the four (4) months ending April 30, 2010 (the “2010 Financial Statements” and, together with the Issued Financial Statements, the “Financial Statements”), copies of which are attached as part of Schedule 4.6(a)(i). Except as set forth on Schedule 4.6(a)(ii), the Financial Statements fairly present the financial condition and the results of operations of Seller as of their respective dates and for the periods then ended, in all material respects. Except as set forth on Schedule 4.6(a)(ii), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis. Except as set forth on Schedule 4.6(a)(ii), the books and records of Seller fairly reflect the assets, liabilities and operations of Seller in accordance with GAAP, and the Financial Statements are in conformity therewith; provided, however, that the Financial Statements lack footnotes and other presentation items which, if furnished, would not, individually or in the aggregate, disclose any material obligation or liability not otherwise disclosed in the Financial Statements. The Financial Statements (i) are complete and correct in all material respects as of the dates thereof and (ii) except as set forth on Schedule 4.6(a)(ii), reflect all liabilities of Seller required to be reflected or disclosed in financial statements prepared in accordance with GAAP.

(b) All Accounts Receivable recorded in the 2010 Financial Statements as being due to Seller as of April 30, 2010 were actually made in the ordinary course of business and, to the Knowledge of Seller, will be good and collectible in full in the ordinary course of business, net of any reserves and allowances provided in the 2010 Financial Statements. To the Knowledge of Seller, none of such Accounts Receivable are subject to any defense, counterclaim or set-off, other than any considered in the determination of any reserves or allowances. Seller has delivered to Buyer a complete and accurate list of all Accounts Receivable of Seller as of May 28, 2010, a copy of which is attached hereto as part of Schedule 4.6(b)(ii).

(c) There are, and as of the Closing Date there will be, no material liabilities or obligations of any nature, whether absolute, accrued, contingent, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements in accordance with GAAP, of Seller except (i) liabilities and obligations reflected in the Financial Statements, (ii) liabilities relating to facts, circumstances or events specifically disclosed on the Schedules, and (iii) liabilities and obligations incurred after April 30, 2010 in the ordinary course of business of Seller (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of Governmental Requirement).

4.7 Corporate Records. Seller has delivered to Buyer or Buyer’s counsel, for review, true and complete copies of Seller’s (a) certificate of incorporation and all amendments thereto, and (b) by-laws and all amendments thereto. The certificate of incorporation of Seller has not been amended, except and to the extent provided in any certificate of amendment heretofore delivered to Buyer or Buyer’s counsel.

4.8 Taxes; Tax Returns.

(a) (i) Seller has duly filed all Tax Returns required to be filed (including, but not limited to, all federal, state, local and foreign tax returns and reports) with any Governmental Authority; (ii) all such Tax Returns were correct and complete in all material respects; (iii) all Taxes required to have been paid by Seller and Stockholder (whether or not shown on any Tax Return) have been paid by Seller or Stockholder, respectively, before such payment became delinquent and no deficiencies have been or will be assessed with respect thereto for any period through December 31, 2009; (iv) all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld, and, to the extent required when due, have been or will be duly paid to the proper taxing authority; (v) there are no federal, state, local or foreign tax liens upon any of the properties or assets of Seller or Stockholder and there are no unpaid Taxes which are or could become a lien on the properties or assets of Seller or Stockholder, except for current Taxes not yet due and payable; and (vi) there have been no waivers of statutes of limitations as to any Tax by Seller or Stockholder with respect to any Governmental Authority.

(b) Schedule 4.8(b) lists all income Tax Returns filed with respect to Seller for any taxable period ended on or after October 12, 2007, indicates those Tax Returns which have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all income Tax Returns listed on Schedule 4.8(b), examination reports and statements of deficiencies assessed against or agreed to by Seller for any taxable period ended on or after December 31, 2004.

4.9 Real Property.

(a) Seller does not own any real property, has not owned any real property and leases the Real Property pursuant to the Lease. The Real Property constitutes all interests in real property currently used, occupied or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as the Business is currently conducted. Seller has a valid, binding and enforceable leasehold interest under the Lease, free and clear of all Encumbrances, other than Permitted Encumbrances. The Lease is in full force and effect. Seller is not in default under the Lease, and to the Knowledge of Seller, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under the Lease and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Lease has exercised any termination rights with respect thereto.

(b) (i) Seller enjoys peaceful and undisturbed possession of the Real Property, (ii) Seller has not received any notice of any default or breach under any Encumbrance affecting any of the Real Property, (iii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or granted any other security interest in the Lease or the leasehold interest of Seller represented by the Lease, (iii) Seller has not engaged any third party to perform any labor or furnish any material for the Real Property for which a mechanic’s or materialman’s lien or liens, or any other lien, has been or could be claimed by any Person, (iv) Seller’s use of the Real Property is in compliance with all applicable zoning ordinances and bylaws, and (v) Seller has not granted any sublease, license, concession or other agreement, written or oral, granting to any Person the right to use or occupy any portion of the Real Property.

(c) Seller has not received notice of, nor does Seller have any Knowledge of, any pending or threatened Proceeding (including, without limitation, condemnation or eminent domain proceeding) before any Governmental Authority which relates to the use or operation of the Real Property, nor does Seller have Knowledge of any fact which Seller reasonably believes might give rise to any such proceeding.

(d) Seller has not received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which would materially and adversely affect the insurability of the Real Property or the premiums for the insurance thereof, and Seller has not received any notice from any insurance company which has issued a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with.

(e) To the Knowledge of Seller, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities servicing the Real Property are adequate for the present operation of the Business. Access to and from the Real Property is via public streets.

(f) To the Knowledge of Seller, the buildings and improvements at the Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in good operating condition and state of repair (ordinary wear and tear excepted) and have been well maintained. There are no repairs or replacements exceeding $10,000 in the aggregate for the facilities located on the Real Property or $5,000 for any single repair or replacement which are currently contemplated by Seller or which, to the Knowledge of Seller, should be made in order to maintain said buildings and improvements (i) in a reasonable state of repair or (ii) in accordance with any notice from any insurance company of Seller, other than any such repairs or replacements which may become necessary in connection with any removal of equipment and tenant improvements from the Real Property by Buyer.

4.10 Tangible Personal Property. Seller has delivered to Buyer (a) a list of each item of Tangible Personal Property owned by Seller and (b) a list of each item of Tangible Personal Property leased by Seller (hereinafter collectively referred to as the “Tangible Personal Property List”) a copy of which is set forth on Schedule 4.10(a). Except as set forth in Schedule 4.10(b), there is no tangible personal property used in the operation of the Business other than as set forth on the Tangible Personal Property List. All of the Tangible Personal Property is located at the

Real Property and, except as set forth on Schedule 4.10(b), there is no tangible personal property used in the operation of the Business located at the Real Property which is not owned or leased by Seller. The Tangible Personal Property is, taken as a whole, in reasonable working order and adequate for the actual use to which it was put in the operation of the Business by Seller, ordinary wear and tear excepted. Except as disclosed on Schedule 4.10(c), there are no repairs or replacements exceeding $10,000 in the aggregate for all Tangible Personal Property or $1,000 for any single item of Tangible Personal Property which are currently contemplated by Seller.

4.11 Intellectual Property.

(a) Schedule 4.11(a) identifies all Intellectual Property which is currently used in the Business, which was used in the Business at any time since October 12, 2007 or which Seller plans to use in connection with the Business in the next 12 months, including, (i) each patent or registration which has been issued or assigned to Seller, Stockholder or any Affiliate thereof with respect to any of such Intellectual Property; (ii) each trade name or unregistered trademark used by Seller in connection with the Business; (iii) each pending application or application for registration which Seller, Stockholder or any Affiliate thereof has made with respect to any of such Intellectual Property; and (iv) each copyright, trademark, and service mark of Seller.

(b) Except as set forth on Schedule 4.11(a), there is no Intellectual Property necessary to or used in the Business other than the Owned Intellectual Property. Seller has taken reasonable commercial actions to maintain and protect each item of Owned Intellectual Property.

(c) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and since October 12, 2007, neither Seller nor Stockholder have received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intangible property rights of any third party) which has not been resolved and (ii) to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Owned Intellectual Property.

(d) Schedule 4.11(d) identifies each patent or registration which has been issued to Seller, each pending patent application or application for registration which Seller has made with respect to any Intellectual Property and each license, sublicense or other agreement which Seller has granted to any third party with respect to any Intellectual Property. Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such patent, registration, application, license or agreement. Schedule 4.11(d) identifies each trademark, trade name or unregistered trademark used by Seller in connection with the Business. Except as set forth on Schedule 4.11(d), with respect to each item of Intellectual Property required to be identified in Schedule 4.11(d): (i) Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrances or licenses and (ii) no Proceeding is pending or, to the Knowledge of Seller, threatened which challenges the legality, validity, enforceability, use or ownership of the item.

(e) Schedule 4.11(e) identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to a license, sublicense or other agreement. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). Except as set forth on Schedule 4.11(e), with respect to each item of Intellectual Property required to be identified in Schedule 4.11(e): (i) to the Knowledge of Seller, each license, sublicense or other agreement covering the item is enforceable, except as may be limited by Enforceability Limitations, (ii) to the Knowledge of Seller, following the Closing, each license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions, except as may be limited by Enforceability Limitations, (iii) neither Seller nor, to the Knowledge of Seller, any other party to a license, sublicense or other agreement is in breach or default, and, to the Knowledge of Seller, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder, (iv) neither Seller nor, to the Knowledge of Seller, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (v) no Proceeding is pending or, to the Knowledge of Seller, threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property and (vi) Seller has not granted any sublicense or similar right with respect to any license, sublicense or other agreement.

(f) To the Knowledge of Seller, Buyer’s use of the Owned Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business as presently conducted or as currently in development by or as proposed to be used in the Business by Seller.

4.12 Employee Benefit Plans.

(a) Schedule 4.12(a)(i) sets forth a current list identifying each Employee Pension Benefit Plan, including any Multiemployer Plan (the “Pension Plans”) and a list identifying each “Employee Welfare Benefit Plan” (the “Welfare Plans”) that, in either case, are maintained, administered or contributed to by Seller in connection with the Business, or that cover any employee or former employee of Seller. Collectively, the Pension Plans and the Welfare Plans hereafter are referred to as the “Employee Plans.” Schedule 4.12(a)(ii) sets forth a list identifying each employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including, without limitation, any self-insured arrangements), workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit (hereinafter referred to collectively as the “Benefit Arrangements”) which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by Seller and (iii) covers any employee or former employee of Seller.

(b) Seller has delivered or has caused to be made available to Buyer either (i) true and complete copies of the Employee Plans and Benefit Arrangements, or (ii) summaries of the terms of and benefits under the Employee Plans and Benefit Arrangements. There has been no amendment to, written interpretation or announcement (whether or not written) by Seller or relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining the Employee Plan or Benefit Arrangement above the level of expense incurred with respect to the Employee Plan or Benefit Arrangement for the most recent plan year.

(c) Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and, in all material respects, the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, that apply to the Employee Plan or Benefit Arrangement.

(d) Each Pension Plan is “qualified” within the meaning of Code Section 401(a), and has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt under Code Section 501(a). Seller has delivered, or caused to be delivered, to Buyer the latest determination letters or opinion letters of the Internal Revenue Service relating to each Pension Plan.

(e) There are no pending or, to the Knowledge of Seller, threatened (i) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (ii) suits, investigations or other proceedings by any Governmental Authority, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets, or Seller relating to any of the Employee Plans or Benefit Arrangements. If any of the actions described in this subsection are initiated prior to the Closing Date, Seller will notify Buyer of such action prior to the date of Closing.

(f) Seller has not engaged (i) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA Section 404, or (ii) in any “prohibited transaction” within the meaning of ERISA Section 406(a) or 406(b), or of Code Section 4975(c), with respect to any Employee Plans, and will not so engage, act or fail to act prior to the date of Closing. Furthermore, to the Knowledge of Seller, no other “party in interest,” as defined in ERISA Section 3(14), or “disqualified person,” as defined in Code Section 4975(e)(2), has engaged in any such “prohibited transaction.”

(g) Except as set forth in any Employee Plan disclosed on Schedule 4.12(a)(i) or any Benefit Arrangement disclosed on Schedule 4.12(a)(ii), no Employee Plan or Benefit Arrangement provides benefits, including without limitation, any other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of Seller beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the Financial Statements, (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary), (v) Seller’s severance pay policy, if any, or (vi) post-employment payments under Seller’s insurance policies relating to events during employment by Seller.

(h) Neither Seller nor any trade or business, whether or not incorporated, that is deemed to be under common control or affiliated with Seller within the meaning of ERISA Section 4001 or Code Sections 414(b), (c), (m) or (o) (an “ERISA Affiliate”) have ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will they become obligated to do so through the Closing Date, any defined benefit pension plan or Multiemployer Plan. No amount is due from, or owed by, Seller or any ERISA Affiliate on account of a Multiemployer Plan or on account of any withdrawal therefrom.

(i) Seller and/or its agents who administer any Employee Plan that is a group health plan has complied, and will continue to comply, with the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B, and all applicable regulations thereunder (“COBRA”) with respect to each Employee Plan that is subject to the requirements of COBRA, including, but limited to the notification and written notice requirements. Each Employee Plan that is a group health plan, within the meaning of Code Section 9832(a), has complied with and satisfied the applicable requirements of Code Section 9801 and 9802.

4.13 Labor Matters.

(a) Schedule 4.13(a) identifies for each current employee of Seller with a current annual compensation (base salary plus bonus) for the fiscal year ended December 31, 2009 in excess of $50,000, or where annual compensation for the fiscal year ended December 31, 2010 is expected to be in excess of $50,000, his or her name, position or job title, his or her base compensation and bonus compensation earned in the fiscal year of Seller ending December 31, 2009 and his or her current base compensation. Except as set forth on Schedule 4.13(a): (i) Seller does not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) Seller is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against Seller pending or, to the Knowledge of Seller, threatened before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of Seller, threatened against Seller and no material grievance currently being asserted, (iv) Seller has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time since October 12, 2007, (v) there is no organizational campaign being conducted or, to the Knowledge of Seller, contemplated and there is no pending or, to the Knowledge of Seller, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of Seller, (vi) each employee of Seller is an employee “at will” and (vii) there are no known claims against Seller by employees or former employees of the Business for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Governmental Requirement. Seller has complied with, and is currently in compliance with, all applicable Governmental Requirements relating to any of its employees or consultants (including any Governmental Requirement of the Occupational Safety and Health Administration), and Seller has not received since October 12, 2007 any written notice of failure to comply with any such Governmental Requirement which has not been rectified.

(b) Seller has on file a valid Form I-9 for each employee currently employed by Seller. All employees of Seller are (i) United States citizens, or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (U.S. Citizenship & Immigration Services or any predecessor agency or department with responsibility for issuing work authorizations) or (iv) aliens who have been continually employed by Seller since November 6, 1986 or the applicable date of hire. Seller has not been the subject of an immigration compliance or employment visit from, nor has Seller been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

(c) Seller has not terminated the employment of any former employee during the ninety (90) days preceding the Closing Date, excluding voluntary resignation, termination for cause, and termination arising from or related to the transactions contemplated by this Agreement.

4.14 Insurance. Schedule 4.14 contains a complete and accurate list of all current policies or binders of Insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles and a general description of the type of coverage provided and policy exclusions) maintained by Seller and relating to properties, assets and personnel of the Business. All of the Insurance is “occurrence” based insurance. The Insurance is in full force and effect and sufficient for compliance with all applicable Governmental Requirements and of all contracts to which Seller is a party. Seller is not in default under any of the Insurance, and Seller has not failed to give any notice or to present any claim under any of the Insurance in a due and timely manner. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been timely paid. Seller has not experienced claims in excess of current coverage of the Insurance. Except as set forth on Schedule 4.14, there will be no retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the Insurance for any period or occurrence prior to the Closing Date.

4.15 Contracts.

(a) Schedule 4.15(a) contains a true and correct list or description of:

(i) each Contract to which Seller is a party or by which Seller or any of the Purchased Assets is obligated or bound (“Applicable Contract”) that involves performance of services or delivery of goods or materials by Seller in connection with the Business of an amount or value in excess of $25,000;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to Seller or otherwise in connection with the Business of an amount or value in excess of $25,000;

(iii) each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller or otherwise in connection with the Business in excess of $25,000;

(iv) each lease, rental or occupancy agreement, license, installment or conditional sale agreement, and any other Applicable Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property;

(v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights or other Intellectual Property, including agreements with current or former employees which are still in effect, consultants or contractors regarding the appropriation or the non-disclosure of any of the Owned Intellectual Property.

(vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

(viii) each Applicable Contract containing covenants that in any material way purport to restrict the business activity of the Business or Seller or limit the freedom of the Business or in any material way to engage in any of its line of business or to compete in a geographic area or with any Person in its lines of business;

(ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(x) each power of attorney that is currently effective and outstanding which could affect in a material way the Business;

(xi) each Applicable Contract entered into that contains or provides for an express undertaking by Seller to be responsible for indirect, consequential or punitive damages;

(xii) each Assumed Contract pursuant to which the transactions contemplated by this Agreement would amend or modify such Assumed Contract, or would trigger the payment of revenues or fees to the counterparty of such Assumed Contract;

(xiii) each written guaranty and other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business;

(xiv) each Applicable Contract with any Affiliate of Seller or any Related Person primarily related to the Business; and

(xv) each material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Notwithstanding anything to the contrary set forth in this Section 4.15(a), Legacy Contracts and Minor Orders are expressly excluded from subsections (i)-(vi) and (x)-(xv) of this Section 4.15(a).

(b) Seller has delivered to Buyer true and correct copies of the Contracts listed in Schedule 4.15(a). Each of the Assumed Contracts is enforceable against Seller and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations. Except as set forth on Schedule 4.15(b), neither Seller nor, to the Knowledge of Seller, any other party to any Assumed Contract, is in default thereunder or in breach thereof, and Seller has not during the past two (2) years obtained or granted any waiver of or under any provision of any Assumed Contract except for routine waivers granted or sought in the ordinary course of business. There exists no event, occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become a default by Seller or, to the

Knowledge of Seller, any other party under any Assumed Contract. To the Knowledge of Seller, there is no threatened default under any Assumed Contract.

4.16 Litigation. There is no Proceeding pending or, to the Knowledge of Seller, threatened (a) against Seller or Stockholder that affects the Purchased Assets or the Real Property, or (b) relating to the Business and against or relating to any shareholder, director, or officer of Seller.

4.17 Compliance with Laws. The conduct of the Business and the Purchased Assets are in material compliance with all applicable Governmental Requirements and Permits. Neither Seller nor Stockholder have received any notice to the effect that, or otherwise been advised that, Seller or any of the Purchased Assets are not in compliance with any applicable Governmental Requirement and there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in violations of any applicable Governmental Requirement or Permit (other than any violation of securities laws caused by Buyer being a subsidiary of a public company). Schedule 4.17 identifies all Permits issued to Seller and currently in effect. Those Permits constitute all permits, consents, licenses, franchises, authorizations and approvals used in the operation of and necessary to conduct the Business and the use and occupancy of the Real Property. All of those Permits are valid and in full force and effect, no violations have been experienced, noted or recorded and no violations are expected, and no Proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any of those Permits.

4.18 Environmental Matters. Except as set forth on Schedule 4.18:

(a) Seller and its respective assets, properties and operations are now and at all times since October 12, 2007 have been in compliance with all applicable Environmental Laws in all material respects and, to the Knowledge of Seller, each Predecessor and its assets, properties and operations were in compliance in all material respects with all applicable Environmental Laws;

(b) Except in compliance with Environmental Laws, there has been and is no Release or threatened Release of any Hazardous Substance at, on, under, in to or from the Facilities since October 12, 2007, as a result of Seller’s operations and activities at the Facilities; and, to the Knowledge of Seller, other than as a result of Seller’s operations and activities at the Facilities.

(c) Seller has not caused or contributed since October 12, 2007 to the Release of Hazardous Substances in violation of any Environmental Laws at, on, under, in, to or from the Real Property and is not, to the Knowledge of Seller, otherwise liable or potentially liable for any such Releases;

(d) In the last three (3) years, Seller has not received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release in violation of any Environmental Laws of any Hazardous Substance at any location, whether at the Real Property or any other property, that was allegedly manufactured, used, generated, processed, treated, stored, disposed of or otherwise handled at or transported from the Real Property or any other property;

(e) In the last three (3) years, Seller has not received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Substances at, on, under, in, to or from the Real Property or from any other property relating to the operation of the Business on or prior to the Closing Date;

(f) Since October 12, 2007, neither Seller’s operations or activities at the Real Property, nor, to Seller’s Knowledge, the Real Property, have been subject to any Proceeding or any lien pursuant or relating to any applicable Environmental Laws or Environmental Claims;

(g) To Seller’s Knowledge, there are no underground storage tanks presently located at the Real Property and to Seller’s Knowledge, there have been no Releases of any Hazardous Substances from any underground storage tanks or related piping at the Real Property; and

(h) To Seller’s Knowledge, there are no PCBs located at, on, under or in the Real Property;

(i) To Seller’s Knowledge, there is no asbestos or asbestos containing material located at, on, under or in the Real Property; and

(j) Seller does not own and has not ever owned or leased any real property other than the Real Property.

4.19 Transactions with Certain Persons. No Related Person is presently or at any time during the past one (1) year has been a party to any transaction with Seller including any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for the rental or sale of real or personal property to or from or (iii) otherwise requiring payments annually to or from (other than for services as employees of Seller) such Related Person. All such transactions have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party. There is no outstanding amount owing (including pursuant to any advance, note or other indebtedness instrument) from Seller to any Related Person or from any Related Person to Seller.

4.20 Suppliers and Customers.

(a) Set forth on Schedule 4.20(a) is (i) a list of the Business’s ten (10) largest customers during the last complete fiscal year showing the approximate total sales by Seller to each such customer during such period and (ii) a list of the Business’ ten (10) largest suppliers during the last complete fiscal year, showing the approximate total purchases (i.e. matching of an invoice and receiving document and purchase order) by Seller from each such supplier during such period.

(b) None of the suppliers or customers of the Business has informed Seller or Stockholder that it intends to terminate or materially reduce its relationship with Seller, and to the Knowledge of Seller, there are no material problems or disputes with any supplier or customer of the Business. Seller and Stockholder believe that Seller has good business relationships with each of its suppliers and customers. Neither Seller nor Stockholder believe that the consummation of a sale of the Purchased Assets will or is likely to disrupt the existing relationships with any supplier or customer of the Business.

4.21 Business Records. To the Knowledge of Seller, no material records of accounts, personnel records or other business records for the period of time commencing October 12, 2007 relating to the Business have been destroyed and all such records are available upon request, subject to applicable Governmental Requirements and contractual prohibitions or limitations.

4.22 Products; Product Warranties.

(a) A form of each product warranty relating to products manufactured or sold by Seller at any time since October 12, 2007, excluding any product warranties relating to products sold by Seller pursuant to (i) a Minor Order or (ii) a Legacy Contract that involved aggregate sales of less than $100,000, has been delivered to Buyer.

(b) Schedule 4.22(b) sets forth a true and complete list of (A) all products manufactured, marketed or sold by Seller that have been recalled or withdrawn (whether voluntarily or otherwise) at any time since October 12, 2007 (for purposes of this paragraph, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (B) all Proceedings (whether completed or pending) at any time since October 12, 2007 seeking the recall, withdrawal, suspension or seizure of any product sold by Seller.

(c) Except as set forth on Schedule 4.22(c), Seller is not aware of any defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by Seller since October 12, 2007 or any defect in repair to any such products which could give rise to any claims in excess of historical warranty expenses; provided, however, that for purposes of this paragraph improvements made to products in the ordinary course of business shall not be interpreted as an indication of the existence of any defects.

(d) Except as set forth on Schedule 4.22(d), the warranty expenses and other unreimbursed repair, maintenance and replacement expenses incurred by Seller for the period beginning January 1, 2009 and ending April 30, 2010 will not exceed (as a percentage of sales) the average annual amount of such expenses for the three years ending December 31, 2008, and Seller have no knowledge of any circumstances which are likely to cause such warranty and other expenses to increase in the future.

(e) Except as provided in any of the standard product warranties described in paragraph (a) of this Section and as otherwise set forth on Schedule 4.22(e), Seller has not sold any products or services which are subject to an extended warranty of Seller beyond twelve (12) months and which warranty has not yet expired; provided, however, that this Section 4.22(e) shall not apply to any product warranties relating to products sold by Seller pursuant to (i) a Minor Order or (ii) a Legacy Contract that involved aggregate sales of less than $100,000.

4.23 Absence of Certain Changes. Except as set forth on Schedule 4.23 or as reflected in the Financial Statements, since December 31, 2009 there has not been any:

(a) material adverse change in the Business or in the financial condition or operations of Seller;

(b) increase in the compensation of or granting of bonuses payable or to become payable by Seller to any officer or employee whose compensation (base salary plus bonus) exceeded $50,000 for the fiscal year ending December 31, 2009, other than annual increases or bonuses consistent with Seller’s past practices and not resulting in the compensation for any such officer or employee for such fiscal year exceeding one hundred and five percent (105%) of the compensation of such officer or employee for the preceding fiscal year;

(c) sale or transfer by Seller of any tangible or intangible asset having a value at the time of disposition greater than $10,000 or $25,000 in the aggregate for all such assets, any mortgage or pledge or creation of any Encumbrance relating to any such asset, any lease of real property or equipment or any cancellation of any debt or claim, except in the ordinary course of business;

(d) other material transaction not in the ordinary course of the Business or not otherwise consistent with Seller’s past practices involving consideration in excess of $25,000;

(e) any material change in accounting methods or principles; or

(f) agreement, whether oral or written, by Seller to do any of clauses (b) –(d) above.

4.24 All Necessary Assets of the Business. Except as Set forth on Schedule 4.10(b), the Purchased Assets, taken as a whole, constitute all of the rights, properties and assets (tangible and intangible) used in the Business as presently conducted by Seller and necessary for the continued conduct of the Business. Except as Set forth on Schedule 4.10(b), there are no assets or properties used in the Business and owned by any Person other than Seller which will not, upon the Closing, be owned by Buyer or leased or licensed by Buyer.

4.25 Accounts Payable/Accrued Liabilities. The Accounts Payable and Accrued Liabilities reflected on the Financial Statements and the Buyer Net Working Capital Statement have arisen in bona fide arm’s length transactions in the ordinary course of business. There are no unpaid invoices or bills representing amounts alleged to be owed by Seller, or other alleged obligations of Seller, which Seller has disputed or determined to dispute or refuse to pay.

4.26 Inventories. Except for sample inventory, the amount of inventory shown on the Financial Statements is true and correct as of the dates indicated therein. Seller has good and marketable title to all of the Inventory free and clear of all Encumbrances. None of the Inventory is on consignment. The Inventory, net of any reserve for obsolete inventory reflected on the Financial Statements, consists, and will consist as of the Closing Date, solely of inventories of the kind and quality regularly and currently used in the Business.

4.27 Product Liability. To the Knowledge of Seller, Seller does not have any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller pertaining to the Business.

4.28 No Brokers. Except as set forth on Schedule 4.28, Seller has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

4.29 General. No representation or warranty by Seller in this Agreement, or in any document, exhibit, statement, certificate, or schedule furnished at Closing to Buyer pursuant to this Agreement contains or will contain at the Closing Date any untrue statement of a material fact, or intentionally omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

4A. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Buyer as follows:

4A.1 Organization. The Stockholder is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4A.2 Power and Authority; Enforceability. The Stockholder has all necessary power and authority and has taken, or with respect to the vote of Stockholder’s stockholder in favor of the transactions contemplated hereby, will take prior to Closing, all action necessary to authorize, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Stockholder shall deliver to Buyer at the Closing copies of all resolutions of the board of directors and stockholders of Stockholder with respect to the transactions contemplated by this Agreement, certified by an officer of Stockholder, in form reasonably satisfactory to counsel for Buyer. With the exception of the vote of Stockholder’s stockholders in favor of the transactions contemplated hereby, which shall occur prior to Closing, no other corporate action on the part of Stockholder is required to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which Stockholder is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which the Stockholder is or will be a party has been or will be duly executed and delivered by the Stockholder, and constitutes or will constitute a legal, valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

4A.3 No Conflict or Violation. The execution and delivery of this Agreement by the Stockholder, and the execution and delivery of each other Transaction Document to which the Stockholder is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance by the Stockholder of its obligations hereunder and thereunder, do not and will not result in or constitute (a) a violation of or conflict with any provision of the organizational or other governing documents of Stockholder, (b) a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Stockholder is a party, except as set forth on Schedule 4.4 or (c) a violation by Stockholder of any Governmental Requirement.

4A.4 Consents and Approvals. Except as set forth on Schedule 4.5, no consent, approval or authorization of, or declaration, filing, notification or registration with, any Person is required to be made or obtained by the Stockholder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4A.5 No Brokers. Except as set forth on Schedule 4.28, the Stockholder has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

4A.6 General. No representation or warranty by Stockholder in this Agreement, or in any document, exhibit, statement, certificate, or schedule furnished at Closing to Buyer pursuant to this Agreement contains or will contain at the Closing Date any untrue statement of a material fact, or intentionally omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Stockholder as follows:

5.1 Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.

5.2 Power and Authority; Binding Effect. Buyer has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement. Buyer shall deliver to Seller and Stockholder at the Closing copies of all resolutions of the board of directors of Buyer with respect to the transactions contemplated by this Agreement, certified by an officer of Buyer, in form reasonably satisfactory to counsel for Seller. No other corporate action on the part of Buyer is required to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which Buyer is or will be a party has been or will be duly executed and delivered by Buyer and constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

5.3 No Violation. Except as set forth on Schedule 5.3 attached hereto, neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Buyer to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under, (a) any term or provision of the Articles of Incorporation or the By-laws of Buyer, (b) any Contract or commitment to which the Buyer is bound including but not limited to any Contract or commitment relating to any bank or other institutional loans or indebtedness of the Buyer, or (c) any judgment or any Governmental Requirement applicable to Buyer.

5.4 Consents and Approvals. Except as set forth on Schedule 5.4, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.5 Litigation. There is no Proceeding pending or to the knowledge of Buyer, threatened which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

5.6 No Brokers. Except as set forth on Schedule 5.6, Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

5.7 General. No representation or warranty by Buyer in this Agreement, or in any document, exhibit, statement, certificate, document or schedule furnished at Closing to Seller or Stockholder pursuant to this Agreement contains or will contain at the Closing Date any untrue statement of a material fact, or intentionally omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

5.8 Financing. Buyer and/or Spectrum will have sufficient funds to consummate the transactions provided for in this Agreement at Closing.

5A. REPRESENTATIONS AND WARRANTIES OF SPECTRUM

Spectrum represents and warrants to Seller and Stockholder as follows:

5A.1 Organization and Good Standing. Spectrum is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania. Spectrum has full power and authority to conduct its business as presently being conducted and to own and lease its properties and assets.

5A.2 Power and Authority; Binding Effect. Spectrum has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement. Spectrum shall deliver to Seller and Stockholder at the Closing copies of all resolutions of the board of directors of Spectrum with respect to the transactions contemplated by this Agreement, certified by an officer of Spectrum, in form reasonably satisfactory to counsel for Seller. No other corporate action on the part of Spectrum is required to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which Spectrum is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which Spectrum is or will be a party has been or will be duly executed and delivered by Spectrum and constitutes or will constitute a legal, valid and binding obligation of Spectrum, enforceable against it in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

5A.3 No Violation. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Spectrum to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under, (a) any term or provision of the Articles of Incorporation or the By-laws of Spectrum, (b) any Contract or commitment to which the Spectrum is bound including but not limited to any Contract or commitment relating to any bank or other institutional loans or indebtedness of the Spectrum, or (c) any judgment or any Governmental Requirement applicable to Spectrum.

5A.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Spectrum in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

5A.5 Litigation. There is no Proceeding pending or to the knowledge of Spectrum, threatened which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

6. COVENANTS AND CONDUCT OF

THE PARTIES PRIOR TO AND AFTER CLOSING

6.1 Investigation by Buyer. During the period beginning on the date of this Agreement and ending on the Closing Date, Buyer and its Representatives will continue to conduct a review of Seller and the Business. In connection with such review, Seller shall grant to Buyer and its Representatives full access to all assets of Seller used in the Business upon reasonable prior notice and during normal business hours. In connection with such review, Seller agrees, and shall cause each of its Representatives, upon reasonable prior notice, to (a) cooperate with Buyer and its Representatives, (b) provide all information, and all documents and other data relating to such information, reasonably requested by Buyer or its Representatives (including the work papers of Seller’s Auditors and all responses to auditor’s inquiry letters since October 12, 2007 or related to the preparation of the Financial Statements, to the extent such work papers and responses relate primarily to Seller or the Business, but excluding any confidential information of Stockholder and its Affiliates other than Seller) and (c) permit Buyer and its Representatives to inspect any assets of Seller or the Business.

6.2 Consents and Efforts.

(a) As soon as practicable, Buyer, Seller and Stockholder, as applicable, will continue or commence all reasonable actions required hereunder to obtain all consents, approvals and agreements of, and to give all notices and make all filings set forth on Schedule 6.2 (the “Required Consents and Filings”) required to consummate the transactions contemplated by this Agreement and Stockholder shall vote in favor of the transactions contemplated hereby. Buyer, Seller and Stockholder agree to use commercially reasonable best efforts to satisfy all conditions precedent to their respective obligations to consummate the transactions contemplated by this Agreement.

(b) During the period beginning on the date of this Agreement and ending on the Closing Date, Seller and Stockholder shall not, nor shall Seller or Stockholder authorize any of their Representatives, directly or indirectly, to (i) solicit, initiate or encourage the submission of any proposal by any Person with respect to, or which includes, a merger, consolidation or acquisition of Seller or a purchase of all or any significant portion of the assets of Seller, or any other transaction that would involve a change of ownership or control of Seller or any of the Purchased Assets (“Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, Seller shall promptly notify Buyer orally and in writing of (x) the receipt by either of Seller, Stockholder or any of their Representatives after the date hereof of any Acquisition Proposal, (y) the material terms and conditions thereof and (z) the identity of the Person(s) who has made the Acquisition Proposal.

6.3 Conduct Pending Closing. From the date of this Agreement to the Closing Date, and except as otherwise specifically provided in this Agreement or consented to or approved by Buyer in advance in writing, such consent or approval not to be unreasonably withheld or delayed, Seller and Stockholder agree as follows:

(a) Seller shall carry on the Business substantially in the ordinary course consistent with past practice and shall not engage in any transaction or activity, enter into or amend any Contract or make any commitment except in the ordinary course of business;

(b) Seller shall use reasonable commercial efforts to preserve the Business and its properties, assets and relationships with its employees, suppliers, customers and others with whom it has business relations;

(c) Seller shall not (A) grant any increase in compensation to any employee whose compensation (base salary plus bonus but excluding benefits) for the fiscal year of Seller ended on December 31, 2009 exceeded $50,000, excluding bonus compensation payable by Seller at or prior to the Closing for certain employees related to the transactions contemplated by this Agreement in an amount not to exceed $35,000 for any individual employee, or (B) enter into, or amend in any material respect, any Employee Plan;

(d) Seller shall not (A) grant any special conditions with respect to any account receivable other than in the ordinary course of business (e.g., extended terms), (B) fail to pay any account payable on a timely basis in the ordinary course of business consistent with past practice, (C) make or commit to make any capital expenditures in excess of $10,000 in the aggregate or (D) start up or acquire any new business or product line which is not similar to or directly complementary to any existing business or product line;

(e) neither Seller nor Stockholder shall enter into any settlement with respect to any Proceeding against or relating to the Business, Seller or any officers, directors, employees, properties, assets or business of Seller;

(f) Seller shall maintain the books, accounts and records of Seller in the usual, regular and ordinary manner on a basis consistent with past practice;

(g) Seller shall not make any distribution of property in respect of its capital stock or otherwise, except for distributions of cash; and

(h) neither Seller nor Stockholder shall voluntarily take any action which would cause, or voluntarily fail to take any action the failure of which would cause, any representation or warranty of Seller or Stockholder contained in this Agreement to be untrue in any material respect.

6.4 Notification of Certain Matters.

(a) Seller and Stockholder shall give prompt written notice to Buyer of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which Seller or Stockholder have Knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of Seller or Stockholder contained in this Agreement to be untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of Seller or Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller and Stockholder under this Agreement. No delivery of any notice pursuant to this Section 6.4(a) however, will be deemed to amend or supplement the Schedules, to have qualified the representations and warranties set forth in this Agreement, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of Seller of Stockholder under this Agreement.

(b) Buyer shall give prompt written notice to Seller and Stockholder of (i) any fact or circumstance, or any occurrence or failure to occur of any event of which Buyer has knowledge, which fact, circumstance, occurrence or failure causes or, with notice or the lapse of time, would cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any respect any time from the date of this Agreement to the Closing Date and (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Buyer under this Agreement. No delivery of any notice pursuant to this Section 6.4(b) however, will be deemed to amend or supplement the Schedules, to have qualified the representations and warranties set forth in this Agreement, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of Buyer under this Agreement.

6.5 Employee Matters.

(a) Except for the employees identified on the Specified Employee List, Buyer intends to offer employment to all individuals employed by Seller who, on the Closing Date, work for the Business. For all such employment offers that are accepted, employment will commence effective on the day following the Closing Date. The terms and conditions of Buyer’s offers of employment to the employees of the Business will be determined in Buyer’s sole discretion (subject to Section 6.5(b) and 6.5(c) below).

(b) Buyer will provide initial wages and benefits to all employees of the Business who accept Buyer’s offer of employment (“Transferred Employees”) that are, for wages, not less than the wages earned by each such Employee immediately prior to Closing, and for benefits, substantially similar, in the aggregate, to the benefits received by existing employees of Buyer. All such Transferred Employees will be eligible to participate in Buyer’s standard, existing employee benefit plans and shall receive credit for their years of service to Seller, Seller’s Affiliates and any predecessor that operated the Business (to the extent such credit exists in the Books and Records for such Transferred Employees) as provided in Section 6.5(c). With respect to Transferred Employees, Buyer and Seller agree to cooperate fully in the transition of any such employees to employment with Buyer. Nothing contained in this Section will be construed to affect any right Buyer or its Affiliates may have after the Closing to terminate the employment of any Transferred Employee at any time.

(c) For the purposes of satisfying the service requirements, if any, to participate in Buyer’s employee pension and welfare benefit plans (“Buyer’s Employee Plans”), Buyer will treat service by each of the Transferred Employees with Seller, Seller’s Affiliates, or any predecessor that operated the Business (to the extent such credit exists in the Books and Records for such Transferred Employee) as service with Buyer. For purposes of vesting in benefits payable under Buyer’s employee pension benefit plans (“Buyer’s Pension Plans”), but not for purposes of computing the amount of the benefits, or the existence of a benefit, under Buyer’s Pension Plans, Buyer will treat service by each of the Transferred Employees with Seller, Seller’s Affiliates, or any predecessor that operated the Business (to the extent such credit exists in the Books and Records for such Transferred Employee) as service with Buyer, provided that such service will not be recognized to the extent that such recognition would result in duplication of benefits (or is not recognized for such purposes under Buyer’s Pension Plans). In addition, as provided for in Section 1.1 (Assumed Liabilities), Buyer will recognize and assume responsibility for vacation hours accrued by Transferred Employees under Seller’s vacation policy on or before the Closing Date.

(d) With the exception of liabilities included in the Accrued Liabilities, Buyer is not assuming, under this Agreement or otherwise, and Seller is and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of the termination of employees not hired by Buyer, or, in the case of Transferred Employees, any such obligations, responsibilities or liabilities that relate to their employment with Seller for the period of time up until the Closing.

(e) Nothing herein expressed or implied confers upon any former employee of Seller, or any other Person, any rights or remedies (including, but not limited to, any right to employment, or continued employment, for any specified period) or any right to any particular benefits in connection with any employment of any nature or kind whatsoever under or by reason of this Agreement.

(f) Seller is responsible for providing all notices and other communications to employees of Seller and any Governmental Authority that are required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”). Seller shall provide, or cause to be provided, all certifications required by Code Section 9801(e) and all applicable notifications of any conversion rights or privileges available under any Employee Plan that arise as a result of the transaction contemplated by this Agreement.

(g) Seller shall offer, or cause to be offered by any ERISA Affiliate, continuation coverage as required by COBRA to those individuals, if any, who are eligible to elect such coverage by reason of the transactions contemplated by this Agreement, including, without limitation, the employees of Seller identified on the Specified Employee List.

(h) Buyer and Seller agree to work together to accomplish direct rollovers of the Transferred Employees’ account balances, including outstanding loans by Seller’s 401(k) Plan to the Transferred Employees, under Seller’s 401(k) Plan to Buyer’s 401(k) Plan if such direct rollovers are permissible under both Seller’s and Buyer’s respective 401(k) Plans.

(i) The provisions contained in this Section 6.5 with respect to employees of Seller are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees of Seller, former employees, any participant in any Employee Plan or any beneficiary thereof or any right to continued employment with Seller or Buyer, nor require Buyer or any Affiliate of Buyer to continue or amend any particular benefit plan after the Closing Date for Transferred Employees, and any such plan may be amended or terminated in accordance with its terms and applicable Governmental Requirements.

6.6 Fees. Seller and Stockholder shall pay all finders’ fees, brokerage commissions or similar payments owing to any Person engaged by Seller or Stockholder in connection with the transactions contemplated by this Agreement, including, without limitation, the Person(s) identified on Schedule 4.28. Buyer shall pay all finders’ fees, brokerage commissions or similar payments owing to any Person engaged by Buyer in connection with the transactions contemplated by this Agreement, including, without limitation, the Person(s) identified on Schedule 5.6. Seller and Stockholder jointly and severally agree to indemnify and hold harmless Buyer from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, all legal fees and expenses) attributable to any claim or liability or obligation for any brokers’ commissions, finder’s fees or payment of like nature which arises from any contract, agreement or obligation on the part of Seller or Stockholder with any broker, finder or like person. Buyer agrees to indemnify and hold harmless Seller and Stockholder from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, all legal expenses) attributable to any claim, liability or obligation for any brokers’ commission, finder’s fees or other payment of like nature which arises from any contract or agreement or obligation between Buyer and any broker, finder or like person.

6.7 Public Statements. Spectrum and Buyer, on the one hand, and Seller and the Stockholder, on the other hand, agree to cooperate, prior to the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement, and no press releases or other public statements shall be issued prior to the Closing without the joint consent of Spectrum and Buyer, on the one hand, and Sellers and the Stockholder, on the other hand (except as may be required by applicable federal securities laws and reporting requirements thereunder, and the NASDAQ Stock Market, and in any such event, after consultation with the other party).

6.8 Customer Notification. After the Closing, Buyer and Seller shall jointly notify all customers of the Business that (i) the transactions contemplated by this Agreement have occurred, (ii) that Seller will immediately cease to receive new customer orders, (iii) effective as of the Closing Date Seller is no longer conducting the Business, and (iv) that Buyer is the successor to the Business. Buyer, Seller and Stockholder shall cooperate in addressing specific customer requests and to obtain customer approval for the transfer of Seller’s open customer orders and contracts to Buyer. Buyer, Seller and Stockholder shall cooperate to request that customers assign existing Seller print positions to Buyer. If requested by any customer, Seller will make reasonable efforts to assist Buyer in facilitating timely completion of work in process on terms to be mutually agreed upon, with the recognition that, post-Closing, Seller will have no ability to perform any such work and as such Buyer shall ultimately be responsible for the completion of any such work in process.

6.9 Use of Corporate Name or Trade Name.

(a) After the Closing, neither Seller, Stockholder nor any of their respective Affiliates will use any mark or trade name included within the Intellectual Property being conveyed to Buyer, any derivative or variation thereof or any name similar thereto.

(b) Within ten (10) business days after the Closing Date, Seller shall take all action necessary to change its corporate name to a name not including the name “Sage Laboratories” or any other word which could cause confusion with the name “Sage Laboratories” and will deliver evidence of such name change to Buyer.

6.10 Access to Records.

(a) By Seller. After the Closing, Buyer shall afford Seller, Stockholder, their respective Representatives reasonable access during regular business hours upon reasonable prior notice to such books and records of Seller acquired by Buyer pursuant hereto as may be necessary in order for Seller to prepare tax reports and returns required to be filed by it or to respond to inquiries by Governmental Authorities or for other appropriate reasons. For a period of seven (7) years after the Closing Date, Buyer shall not dispose of any such books or records of Seller until it has given reasonable notice to Seller of its intention to do so and given Seller a reasonable opportunity to take possession of such books and records to be disposed of.

(b) By Buyer. After the Closing, Seller and Stockholder shall afford Buyer, its counsel, accountants and other representatives reasonable access during regular business hours upon reasonable prior notice to the Retained Records and retained accounting general ledgers of Seller, as may be necessary in order for Buyer to prepare tax reports and returns required to be filed by it or to respond to inquiries by Governmental Authorities, to prepare any financial statements filed pursuant to the reporting requirements under the Securities Exchange Act of 1934, as amended, if necessary, or for other appropriate reasons. For a period of seven (7) years after the Closing Date, neither Seller nor Stockholder shall dispose of any such Retained Records and retained accounting general ledgers until they have given reasonable notice to Buyer of its intention to do so and given Buyer a reasonable opportunity to take possession of such books and records to be disposed of.

6.11 Non-Competition and Confidentiality.

(a) Non-Competition. In consideration of the Purchase Price and Buyer’s covenants set forth in this Agreement, Seller and Stockholder each agree that they will not:

(i) For the period beginning on the Closing Date and ending five (5) years thereafter, directly or indirectly, for his, her or its own account or as an agent, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (other than as an owner of 2% or less of any class of publicly traded securities), or otherwise, anywhere in the world, design, manufacture, sell, distribute or market or attempt to sell, distribute or market any product or service that is competitive, directly or indirectly, with (A) any product sold by Seller since October 12, 2007, or (B) offered for sale, or in active development for sale by Seller as of the Closing Date (“Restricted Activity”); provided that, the definition of Restricted Activity specifically excludes Stockholder’s and TRU Corporation’s respective interconnect business activities existing as of the Closing Date. Buyer and Spectrum acknowledge and agree that an acquisition of Stockholder or any of its Affiliates by an acquiring entity that, prior to giving effect to such acquisition, is engaged in Restricted Activity shall not be deemed a breach of this Section 6.11(a)(i), nor shall such acquiring entity’s continuation of its engagement in Restricted Activity be deemed a breach of this Section 6.11(a)(i).

(ii) For the period beginning on the Closing Date and ending two (2) years thereafter, solicit the employment of any person employed by Buyer who was employed by Seller (or by any of Seller’s or Stockholder’s Affiliates if in connection with the Business) on the date of this Agreement or within six (6) months prior to such date other than employees employed by Seller immediately prior to the Closing Date that Buyer has either chosen not to hire or that have been terminated by Buyer; provided, however, that the foregoing provision will not prevent Seller or its Affiliates from employing any employee who contacts Seller or its Affiliates at his or her own initiative without any direct or indirect solicitation by or encouragement from Seller or its Affiliates, other than a general solicitation for employment not targeted at the specific employee.

In the event of a breach by Seller, Stockholder or their respective Affiliates of any covenant set forth in Subsections 6.11(a)(i) or 6.11(a)(ii), the term of such covenant will be extended by the period of the duration of such breach.

(b) Confidentiality by Seller and Stockholder. Seller and Stockholder have had access to and have gained knowledge with respect to the Business, including trade secrets, financial results and information, processes and techniques, cost data, methods of doing business and information concerning customers and suppliers and other valuable and confidential information relating to the Business (the “Seller Confidential Information”). Seller and Stockholder acknowledge that unauthorized disclosure or misuse of the Seller Confidential

Information, whether before or after Closing, will cause irreparable damage to Buyer subsequent to the Closing. Seller and Stockholder agree that covenants by them not to make unauthorized disclosures of the Seller Confidential Information are essential to the growth and stability of the Business. Accordingly, Seller and Stockholder agree that they will not use or disclose any Seller Confidential Information of the Business, other than information generally available to the public through sources other than Seller or Stockholder and other than as may be required by law.

(c) Confidentiality by Buyer and Spectrum. Buyer and Spectrum have had access to and have gained knowledge with respect to Stockholder and TRU Corporation, including trade secrets, financial results and information, processes and techniques, cost data, methods of doing business and information concerning customers and suppliers and other valuable and confidential information relating to the business of Stockholder and TRU Corporation (the “Stockholder Confidential Information”). Buyer and Spectrum acknowledge that unauthorized disclosure or misuse of the Stockholder Confidential Information, whether before or after Closing, will cause irreparable damage to Stockholder and TRU Corporation. Buyer and Spectrum agree that covenants by them not to make unauthorized disclosures of the Stockholder Confidential Information are essential to the growth and stability of Stockholder and TRU Corporation. Accordingly, Buyer and Spectrum agree that they will not use or disclose any Stockholder Confidential Information, other than information generally available to the public through sources other than Buyer or Spectrum and other than as may be required by law. Notwithstanding the foregoing, the definition of Stockholder Confidential Information does not include any information relating to the Business.

(d) Remedies. The covenants contained in this Section 6.11 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.11 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.11, and Seller and Stockholder hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained. The rights and remedies provided by this Section 6.11(c) are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

6.12 Removal of Excluded Assets. Seller and Stockholder agree that, prior to the Closing Date or within five (5) business days after the Closing Date, Seller will, at Seller’s expense, remove from the Real Property all Excluded Assets, without causing any material interference or disruption of the business or operations of Buyer or resulting in any cost to Buyer. Seller and Stockholder shall maintain, at their expense, insurance against any Casualty relating to any Excluded Assets that remain at the Real Property following the Closing.

6.13 Warranty Obligations.

(a) Subject to Paragraph (b) of this Section 6.13, Buyer agrees to assume and satisfy all obligations of Seller to repair or replace any product manufactured and sold by the Business or to give monetary credit under the terms and conditions of the product warranties delivered pursuant to Section 4.22 (the “Warranty Obligations”).

(b) The Warranty Obligations shall not include any claim by any third party with respect to any product sold by Seller prior to the Closing Date for bodily injury or property damage whether arising out of any breach of warranty relating to such products or whether based on any product liability, strict liability, breach of contract or other legal theory, (“Product Liability Claims”), all of which shall be considered Retained Liabilities for purposes of this Agreement. Buyer, Seller and Stockholder shall consult and cooperate with each other regarding all warranty claims.

6.14 Matters Relating to Real Property.

(a) Buyer may obtain, at Buyer’s sole cost and expense, a commitment from a title company for the issuance of an extended coverage leasehold title insurance policy (including mechanics’ lien coverage) for the Real Property in an amount determined by Buyer setting forth the status of title for such property, subject to such terms and covenants as Buyer deems appropriate (the “Title Commitment”). Prior to Closing, Seller shall reasonably cooperate with Buyer’s reasonable requests for information and documents related to Buyer’s acquisition of the Title Commitment; however, Seller shall not be liable for Buyer’s inability to acquire the Title Commitment, or Buyer’s inability to acquire the Title Commitment on terms and conditions acceptable to Buyer, and any such inability by Buyer shall not delay or otherwise impact the Closing or the Closing Date.

(b) Seller shall provide Buyer with copies of all surveys in its possession, and which Seller is permitted to distribute, with respect to the Real Property within five (5) days of the date hereof. Buyer may obtain, at Buyer’s sole cost and expense, an updated survey covering the Real Property (the “Survey”), dated subsequent to this Agreement, prepared by a surveyor duly licensed under the laws of the State of New Hampshire. Each survey shall be in form and substance satisfactory to the Buyer.

6.15 Environmental Matters.

(a) Promptly upon Buyer’s request, Seller will provide Buyer with copies of all environmental reports in Seller’s possession that Seller is permitted to distribute, that relate to the Real Property.

(b) In addition to any environmental investigations and audits conducted by Buyer or its Representatives prior to the date of this Agreement, Buyer shall, at Buyer’s sole expense, be permitted to cause environmental audits of the Real Property to be conducted assessing the existence of any Environmental Condition and the presence and other disposition of Hazardous Materials and compliance with Environmental Laws (“Environmental Assessment”); provided, however, that Buyer will not conduct or cause to be conducted any “Phase II” environmental audits or other invasive testing procedures without prior approval from Seller, which approval shall not unreasonably be withheld, or without prior approval from the owner of the Real Property. Seller hereby grants a license to Buyer’s qualified environmental consultants to enter upon the Real Property, upon giving Seller reasonable notice, with personnel and materials to conduct such Environmental Assessment. Buyer and its Representatives agree to use reasonable care in conducting the Environmental Assessment on the Real Property and will restore the same to its condition prior to the Environmental Assessment, reasonable wear and tear excepted.

(c) Buyer will provide Seller with a complete copy of all environmental audits and reports that it obtains pursuant to its Environmental Assessment. Buyer otherwise agrees to keep all information received concerning the Environmental Condition of the Real Property in strict confidence for the benefit of Seller with the same degree of care as it accords to its own confidential information. Except as required by law, Buyer will not disclose such information to anyone other than Buyer’s Representatives, whom Buyer agrees to place under the same confidentiality obligation.

6.16 Bulk Sales Laws. The parties hereto waive compliance with the bulk transfer provisions of the Uniform Commercial Code as adopted in any state relevant to the transactions provided for in this Agreement and the provisions of any state tax law applicable to bulk sales generally or the transaction covered by this Agreement. Seller and Stockholder warrant and agree to pay when due and discharge (a) all claims of creditors, all withholding obligations, and all Taxes and interest and penalties and all other liabilities of whatsoever nature which do not constitute Assumed Liabilities and which could be collected from Buyer by reason of such noncompliance, and (b) all sales, value added and other Taxes owing by Seller in respect of the operation of the Business through the Closing, and Seller and Stockholder shall jointly and severally indemnify Buyer against and hold it harmless with respect to any liability, loss or expense (including without limitation attorney’s fees) incurred or suffered by Buyer by reason of the failure of Seller to pay or discharge such claims or taxes and interest and penalties thereon.

6.17 Releases. Seller and Stockholder shall use all commercially reasonable efforts to deliver to Buyer, as soon as reasonably practicable after the Closing, executed copies of employee releases signed by each former employee of Seller identified on the Specified Employee List, in form and substance reasonably acceptable to Buyer.

6.18 Specified Employee List. At least three (3) business days before the Closing Date, Buyer shall deliver a list of employees of the Seller that Buyer does not intend to offer employment to after the Closing (the “Specified Employee List”).

7. CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the transactions provided for in this Agreement is subject to the satisfaction at or before the Closing Date of each of the following conditions precedent (any of which, in Buyer’s absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

7.1 Representations, Warranties Covenants. Each of the representations and warranties of Seller and Stockholder set forth in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date and (ii) representations and warranties which are qualified by their terms by a reference to materiality shall be true and correct in all respects on the date hereof and on and as of the Closing Date. All covenants, agreements and obligations and all conditions precedent on the part of Seller and/or Stockholder to be performed hereunder on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

7.2 Required Consents and Filings. Each of the Required Consents and Filings shall have been obtained and shall be in full force and effect.

7.3 No Proceedings. No Proceeding will be pending, threatened or anticipated against Buyer, Spectrum, Seller or Stockholder seeking to enjoin, or adversely affecting, the transactions contemplated by this Agreement.

7.4 No Interruption, Adverse Change or Termination. (a) No interruptions or suspensions of the Business as now conducted will have occurred or, to the Knowledge of Seller, been threatened, (b) no material adverse changes in the Business or in the business, assets or financial condition of Seller will have occurred or, to the Knowledge of Seller, been threatened; and (c) Buyer will not have elected to terminate this Agreement in accordance with Section 10.2.

7.5 Closing Certificate. Seller and Stockholder will have furnished or caused to be furnished to Buyer a certificate or certificates in form reasonably satisfactory to Buyer to evidence compliance with the conditions set forth in Sections 7.1, 7.3 and 7.4.

7.6 Resolutions of Seller. Seller will have delivered to Buyer (a) certificates of good standing from the Secretary of State of the jurisdiction of incorporation of Seller dated within 30 days of the Closing Date, and (b) copies of all resolutions of Seller’s board of directors and shareholders with respect to the transactions contemplated by this Agreement, certified by an officer of Seller, in form and substance reasonably satisfactory to counsel for Buyer.

7.7 Resolutions of Stockholder. Stockholder will have delivered to Buyer (a) certificates of good standing from the Secretary of State of the jurisdiction of incorporation of Stockholder dated within 30 days of the Closing Date, and (b) copies of all resolutions of Stockholder’s board of directors and stockholder with respect to the transactions contemplated by this Agreement, certified by an officer of Stockholder, in form and substance reasonably satisfactory to counsel for Buyer.

7.8 Assumption of Lease. An assignment and assumption of the Lease, in form and substance reasonably acceptable to Buyer (the “Assignment and Assumption of Lease”), duly executed by Seller and including a joinder of acknowledgement and consent by the fee owner of the Real Property.

7.9 Conveyance Documents. Seller and Stockholder, as applicable, shall have executed and delivered to Buyer all of the conveyance documents required by Section 3.2(a).

7.10 Due Diligence Review. The Buyer’s due diligence review of the Business and the Purchased Assets provided for in Sections 6.1 of this Agreement shall be complete and no material negative information shall have been discovered that was not disclosed by Seller to Buyer prior to the date of this Agreement.

8. CONDITIONS TO OBLIGATIONS OF SELLER AND STOCKHOLDER

The obligations of Seller and Stockholder to consummate the transactions provided for in this Agreement are subject to the satisfaction at or before the Closing Date of each of the following conditions precedent (any of which, in Seller’s and Stockholder’s absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

8.1 Representations, Warranties and Covenants. Each of the representations and warranties of Buyer and Spectrum set forth in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date and (ii) representations and warranties which are qualified by their terms by a reference to materiality shall be true and correct in all respects on the date hereof and on and as of the Closing Date. All covenants, agreements and obligations and all conditions precedent on the part of Buyer and Spectrum to be performed hereunder on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

8.2 No Proceedings. No Proceeding will be pending, threatened or anticipated against Buyer, Spectrum, Seller or Stockholder seeking to enjoin, or adversely affecting, the consummation of the transactions contemplated by this Agreement.

8.3 Cash Payment and Escrow Reserve Amount. Buyer shall have delivered the Escrow Reserve Amount to the Escrow Agent and the Cash Payment to Seller.

8.4 Closing Certificate. Buyer and Spectrum will have furnished Seller and Stockholder with a certificate of an officer of Buyer and Spectrum, in form and substance reasonably satisfactory to Seller and Stockholder, to evidence compliance with the conditions set forth in Sections 8.1 and 8.2.

8.5 Resolutions of Buyer. Buyer will have delivered to Seller copies of all resolutions of Buyer’s board of directors and shareholders with respect to the transactions contemplated by this Agreement, certified by an officer of Buyer, in form and substance reasonably satisfactory to counsel for Seller.

8.6 Specified Employee List. Buyer shall have delivered the Specified Employee List to Seller and Stockholder.

8.7 Conveyance Documents. Buyer shall have executed and delivered to Seller and Stockholder all of the conveyance documents required by Section 3.2(b).

9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION

9.1 Survival of Representations, Warranties, Covenants and Agreements. The covenants and agreements of the parties to this Agreement and the other Transaction Documents, and the indemnities with respect thereto, including but not limited to the covenants and indemnities set forth in this Article 9, shall survive the Closing until they have been fully satisfied or otherwise discharged. All representations and warranties made by any party in this Agreement and the other Transaction Documents shall survive the Closing hereunder for the applicable period as set forth below (“Survival Period”) and any notice of a potential claim for breach of a representation or warranty must be initiated within the applicable Survival Period as follows:

(a) with respect to all covenants, representations and warranties in Section 4.8 (Tax; Tax Returns), until all applicable statutes of limitation shall have expired (giving effect to any extension or waiver thereof);

(b) with respect to the representations and warranties in Section 4.2 (Power and Authority; Enforceability), Section 4A.2 (Power and Authority; Enforceability), Section 4.3

(Title), and Section 5.2 (Power and Authority; Enforceability) (collectively, the “Fundamental Representations”), forever;

(c) with respect to the representations and warranties (i) in Section 4.18 (Environmental Matters), until three (3) years after the Closing Date and (ii) in Section 4.27 (Product Liability), until six (6) years after the Closing Date; and

(d) with respect to all other representations and warranties contained in this Agreement, including any schedule or exhibit attached hereto or any of the other Transaction Documents, until eighteen (18) months after the Closing Date.

Any obligations under Sections 9.2(a)(i) or 9.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.4 before the termination of the applicable Survival Period, except that the Indemnifying Party shall have no obligations to indemnify under Sections 9.2(a)(i) or 9.2(b)(i), as applicable, if the Indemnified Party fails to so notify the Indemnifying Party within the applicable Survival Period, regardless of whether the Indemnifying Party is actually prejudiced as a result of such failure.

9.2 Agreement to Indemnify.

(a) Seller and Stockholder hereby jointly and severally agree to indemnify, defend and hold harmless Buyer and its Affiliates, and the directors, officers, employees and agents of Buyer and its Affiliates (“Buyer Indemnitees”) from and against, and to reimburse Buyer Indemnitees, from, against and in respect of any and all Losses directly or indirectly asserted against or imposed upon or incurred by any of them:

(i) resulting from or arising out of any breach of any representation or warranty of Seller and/or Stockholder contained in this Agreement (including any schedule or exhibit attached hereto) or any of the other Transaction Documents;

(ii) except by reason of any Specified Environmental Claim, which claims are addressed in subsection (iii) below, by reason of any Environmental Claim or any environmental condition existing on or before the Closing Date or any failure or alleged failure to comply with any Environmental Laws on or before the Closing Date at or in connection with the operation of the Business at the Facilities;

(iii) by reason of any Specified Environmental Claim;

(iv) resulting from or arising out of the non-fulfillment of any covenant or agreement by Seller or Stockholder in or pursuant to this Agreement (including any required payment by Seller or Stockholder of the Net Working Capital Adjustment) or any of the other Transaction Documents;

(v) resulting from or arising out of any Retained Liabilities (other than resulting from the matters described subsections (ii) or (iii) above);

(vi) resulting from or arising out of the parties’ failure to comply with bulk sales or similar laws notwithstanding any waiver by Buyer of Seller’s and Stockholder’s compliance therewith pursuant to this Agreement;

(vii) resulting from or arising out of any liability, payment or obligation in respect of any Tax of any kind or description (including interest and penalties with respect thereto) attributable to Seller or any corporation that was merged with or liquidated into Seller or the possession or use of the Purchased Assets or the Real Property for all periods, or portions thereof, ending on or before the Closing Date; or

(viii) resulting from or arising out of any Employee Plan or any other obligation, responsibility or liability, whether contractual or statutory, relating to any of Seller’s employees’ employment with Seller and the termination of Seller’s employees’ employment with Seller.

(b) Buyer hereby agrees to indemnify, defend and hold harmless Seller, Stockholder and their respective Affiliates, and the directors, officers, employees and agents of Seller and Stockholder (“Seller Indemnitees”) from and against, and to reimburse Seller Indemnitees, from, against and in respect of any and all Losses directly or indirectly asserted against or imposed upon or incurred by any of them:

(i) resulting from or arising out of any breach of any representation or warranty of Buyer or Spectrum contained in this Agreement (including any schedule or exhibit attached hereto) or any of the other Transaction Documents;

(ii) resulting from or arising out of the operation of the Business after the Closing Date, other than with respect to any matter described in Section 9.2(a);

(iii) resulting from or arising out of the non-fulfillment of any covenant or agreement by Buyer or Spectrum in or pursuant to this Agreement or any of the other Transaction Documents; or

(iv) resulting from or arising out of any Assumed Liabilities.

For clarification with respect to subsection (ii) above, the parties agree that any Third Party Claim resulting from environmental liabilities relating to the operation of the Business or the Purchased Assets by Buyer, but not in any way caused of contributed to by Buyer, whether by act or omission, shall be deemed to be resulting from or arising out of the operation of the Business for purposes of subsection (ii) above.

(c) For purposes of calculating the amount of Losses incurred by an indemnified party under this Article 9, but not for determining if any representation, warranty or covenant of this Agreement or the Transaction Documents has been breached, all representations, warranties and covenants contained in this Agreement and the Transaction Documents that are qualified by “material” or other numerical or other dollar thresholds will be deemed to not be so qualified.

9.3 Limitations on Indemnification. Any claims for indemnity under this Agreement shall be subject to the following limitations and adjustments:

(a) indemnification for claims pursuant to Section 9.2(a)(i) (other than for fraud, or with respect to a Fundamental Representation) and Section 9.2(b)(i) (other than for fraud or with respect to a Fundamental Representation), shall be effective only when the aggregate amount of all Losses for which Seller or Stockholder on one hand, or Buyer on the other hand, may be liable under this Article 9 exceeds $50,000 (the “Basket”), in which case Seller and Stockholder on one hand, or Buyer on the other hand, shall be entitled to indemnification hereunder for all Losses in excess of the Basket;

(b) the amount of any claim by either party for indemnification shall be subject to adjustment to reflect (A) any actual direct or indirect income or tax benefit (taking into account the amount of any indemnification actually received) resulting therefrom to the indemnified party and (B) any insurance coverage with respect thereto;

(c) in no event shall Seller or Stockholder be liable, in the aggregate, for indemnification for claims pursuant to Section 9.2(a)(i), Section 9.2(a)(ii), or Section 9.2(a)(iii) other than for fraud or with respect to a Fundamental Representation, in an amount greater than $3,000,000 (the “Cap”);

(d) in no event shall Seller or Stockholder be liable, in the aggregate for indemnification for claims pursuant to Section 9.2(a)(iii) in an amount greater than $1,000,000;

(e) in no event shall Seller or Stockholder be liable for indemnification claims (i) pursuant to Section 9.2(a)(ii), unless the Indemnified Party has notified the Indemnifying Party of a claim prior to the fifth (5th) anniversary of the Closing Date or (ii) pursuant to Section 9.2(a)(iii), unless the Indemnified Party has notified the Indemnifying Party of a claim prior to the third (3rd) anniversary of the Closing Date;

(f) in no event shall Buyer be liable, in the aggregate, for indemnification for claims pursuant to Section 9.2(b)(i), other than for fraud or with respect to a Fundamental Representation, in an amount greater than the Cap.

9.4 Indemnification Procedures.

(a) Escrow. The Escrow Reserve Amount shall be deposited with the Escrow Agent in the escrow account (the “Escrow Account”) and shall be available to compensate Buyer (on behalf of itself or any other Buyer Indemnitees) for Losses pursuant to the indemnification obligations of Seller and Stockholder in accordance with the release conditions set forth in the Escrow Agreement. Each Liability Claim against Seller or Stockholder shall be made first against the Escrow Reserve Amount pursuant to the Escrow Agreement. To the extent the Escrow Reserve Amount has been exhausted or would be exhausted if one or more pending Liability Claims against Seller and Stockholder are resolved in favor of Buyer, then such Liability Claim may be made directly against Seller and Stockholder. Each indemnified party (the “Indemnified Party”) under this Article 9 shall notify the indemnifying party (the “Indemnifying Party”) and the Escrow Agent (for any claims against Seller and Stockholder) in writing (a “Claims Notice”) of a claim (a “Liability Claim”) under this Article 9 (other than Third Party Claims) promptly after the indemnified party has determined, in its sole discretion, that a basis for such a claim exists. The Claim Notice shall state the amount of such Losses and specify in reasonable detail the material facts known to the Indemnified Party giving rise to such Liability Claim. In no event shall the failure of the Indemnified Party to so notify such Indemnifying Party of such a claim affect, impair or diminish the Indemnifying Party’s obligations under this Article 9, unless, and, if so, only to the extent that, the Indemnifying Party is actually prejudiced as a result of such failure. The Escrow Agent shall make no payment for thirty (30) days pursuant to this Article 9 and the Escrow Agreement unless the Escrow Agent shall have received written authorization from Stockholder to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash from the Escrow Account to Buyer in accordance with this Article 9 and the Escrow Agreement; provided, however, that no such delivery may be made if Stockholder has objected in good faith in a written statement to any claim or claims made in the Claims Notice (the “Dispute Notice”), and have delivered such written statement to the Escrow Agent prior to the expiration of such thirty (30) day period.

(b) Dispute Resolution. The Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any objections raised by Dispute Notice. If Indemnified Party and the Indemnifying Party agree to a resolution of such objection, a memorandum setting forth such agreement shall be prepared and signed by Buyer and Stockholder and promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Escrow Account in accordance with the terms of such memorandum. If no such resolution can be reached during the thirty (30) day period following the receipt of a Dispute Notice, then upon the expiration of such thirty (30) day period, either the Indemnified Party and the Indemnifying Party may bring suit to resolve the objection in accordance with Sections 10.12, 10,13 and 10.14. The decision of the trial court as to the validity and amount of any claim in such Claim Notice shall be nonappealable, binding and conclusive upon the parties, and parties shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the Escrow Account in accordance therewith.

(c) Third Party Claims. In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under this Article 9 (“Third Party Claim”), the Indemnified Party shall cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party within 20 days of the Indemnified Party’s receiving notice of such assertion of the Third Party Claim. The failure of the Indemnified Party to so notify the Indemnifying Party of such Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto unless, and, if so, only to the extent that, the Indemnifying Party is actually prejudiced as a result of such failure. Subject to the provisions of this Section 9.4, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party as provided hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within fifteen days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills, unless there exists a good faith dispute between the Indemnified Party and the Indemnifying Party as to whether indemnification is required, in which case payment of any such bills shall be postponed until a final determination has been made that indemnification is required. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) advised in writing by legal counsel that in the reasonable opinion of such counsel to the Indemnified Party a conflict or potential conflict of interests exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. Each party hereto agrees to reasonably cooperate and to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (x) the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim and does not involve any form of non-monetary or equitable relief or (y) if such Third Party Claim is with respect to Taxes, such settlement or compromise could not reasonably be expected to have an adverse effect on Buyer.

9.5 Payment of Losses. Subject to Section 9.4 and unless disputed in good faith by the Indemnifying Party, payment or reimbursement of any Losses incurred by an Indemnified Party shall be made upon Indemnified Party’s demand therefor, except that payment of any Losses relating to a Third Party Claim shall be made by Indemnifying Party no later than the time that such Losses are required to be satisfied. Seller, Stockholder and Buyer mutually agree that any payment or reimbursement of Losses made by one party to the other pursuant to this Article 9 shall be treated as an adjustment to the purchase price, and shall be accounted as such for all tax purposes.

9.6 Exclusive Remedy. The remedies set forth in this Article 9 shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunction or other equitable relief provided for elsewhere in this Agreement; provided that no party will be deemed to have waived any claims for fraud or intentional misconduct against a party if and to the extent fraud or intentional misconduct is proven on the part of such party.

10. GENERAL PROVISIONS

10.1 Further Assurances. Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

10.2 Risk of Loss. Risk of loss with respect to any property or assets of Seller will be borne by Seller at all times prior to the Closing and will pass to Buyer only upon transfer to Buyer at Closing of title to the Purchased Assets. If any of the Tangible Personal Property is lost, damaged or destroyed by fire, theft, casualty or any other cause or causes prior to the Closing (a “Casualty”), Seller shall promptly notify Buyer in writing of such Casualty and the details thereof and shall answer promptly any reasonable requests from Buyer for details or information. Buyer shall thereafter proceed with the Closing, except that in the event of a Casualty to the Tangible Personal Property, the Purchase Price will be reduced by the dollar amount (based upon replacement value) of the Casualty loss (and any insurance proceeds received or receivable as a result of such Casualty will be payable to Seller); provided, however, that if such Casualties are in an aggregate amount in excess of $50,000 from the date of this Agreement to the Closing Date or materially interfere, in Buyer’s reasonable discretion, with the operation of the Business, Buyer may terminate this Agreement. Buyer must exercise its option to terminate by written notice to Seller and Stockholder given within fifteen (15) days or the number of days remaining to the Closing, whichever is less, after the later of Buyer receiving (a) written notice of any such Casualty and (b) satisfactory responses to all of its reasonable requests, if any, for details or information. If this Agreement is not terminated by Buyer pursuant to this Section and if Buyer, Seller and Stockholder are unable to agree as to the dollar amount of the loss (based upon replacement value) or the insurance proceeds to be recovered, Buyer, Seller and Stockholder shall proceed with the Closing as scheduled, except that Buyer shall place in escrow (to be held pending agreement as to the final amount) an amount (based upon estimated replacement value of the damaged or destroyed property) as determined by a firm selected by the Independent Accountants (the “Casualty Amount”), and the payments to be made by Buyer on the Closing Date pursuant to this Agreement will be reduced by the Casualty Amount. The escrow agent shall hold the Casualty Amount until the dispute has been resolved following the Closing either by agreement of Buyer, Seller and Stockholder or otherwise. In the event that the actual Casualty loss is greater than or less than the Casualty Amount held in escrow, to the extent necessary, the parties shall make appropriate adjustment payments.

10.3 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by written agreement of the parties;

(b) by Buyer and Spectrum, on the one hand, or Seller and Stockholder, on the other hand, by written notice to the other in the event that the Closing Date has not occurred for any reason on or prior to July 15, 2010, but only if the terminating party is not in material breach of, or default under, any provision of this Agreement;

(c) by Seller and Stockholder, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Buyer or Spectrum contained in this Agreement, which breach has not been cured within ten (10) days of notice to Buyer and Spectrum of such breach; or

(d) by Buyer and Spectrum, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Seller or Stockholder contained in this Agreement, which breach has not been cured within ten (10) days notice to Seller and Stockholder of such breach; or

(e) by Buyer and Spectrum by written notice to Seller and Stockholder of their election to terminate this Agreement pursuant to Section 10.2.

10.4 Effect of Termination. Each party’s right of termination under Section 10.3 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. In the event of the termination of this Agreement under Section 10.3, this Agreement shall become void and have no effect, without any liability on the part of Buyer, Spectrum, Seller or Stockholder (or their respective Representatives) to the other party except (i) as provided in this Section 10.4, Sections 6.7, 6.11(b), 10.12, 10.13, 10.14 and 10.15 and (iii) as provided in Article 9, to the extent that such termination results from the breach by any party hereto of any material representation, warranty, covenant or agreement hereunder.

10.5 Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any party to another must be in writing and (a) delivered personally (such delivered notice to be effective on the date it is delivered), (b) mailed by certified mail, postage prepaid (such mailed notice to be effective three (3) business days after the date it is mailed), (c) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) business day after the date it is sent by courier) or (d) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), with a confirmation sent by way of one of the above methods, as follows:

A.	Seller and/or Stockholder:

Ceralta Technologies, Inc.
245 Lynnfield Street
Peabody, MA 01960
	Attention:	Linda A. Moulton, CEO
	Facsimile:	978-531-6993

with a copy to:

Squillace & Associates, P.C.

306 Dartmouth Street, Suite 305
Boston, Massachusetts 02116
Attention: Brian C. Olson
	Facsimile:	617-203-9050

B.	Buyer and/or Spectrum:

Spectrum Microwave, Inc.
c/o Spectrum Control, Inc.
8031 Avonia Road
Fairview, Pennsylvania 16415
	Attention:	John P. Freeman
	Facsimile:	(814) 474-4475

with a copy to:
Hodgson Russ LLP
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
	Attention:	Robert B. Fleming
Kevin R. Talbot
	Facsimile:	(716) 819-4608

Any party may from time to time designate by written notice pursuant to this Section 10.5 any other address or party to which such notice or communication or copies thereof shall be sent.

10.6 Assignment. This Agreement will be effective upon the due execution hereof by each party to this Agreement. Upon becoming effective, this Agreement will be binding upon each party to this Agreement and upon each successor and assignee of each party to this Agreement and will inure to the benefit of, and be enforceable by, each party to this Agreement and each successor and assignee of each party to this Agreement; provided, however, that, except as provided for in the immediately following sentence, no party to this Agreement may assign any right or obligation arising pursuant to this Agreement without the prior written consent of the other parties. Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer. Nothing expressed or implied herein is intended or will be construed to confer upon or to give any other Person any rights or remedies by virtue hereof.

10.7 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, both parties. No failure to delay of a party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the existence of any other right or power.

10.8 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than avoided, if possible, in order to achieve the intent of the parties to the extent possible.

10.9 Expenses. Except as otherwise provided in this Agreement, Seller and Stockholder shall pay all of their legal, accounting and other expenses incident to this Agreement and Buyer shall pay all of its legal, accounting and other expenses incident to this Agreement. Except as otherwise provided in this Agreement, nothing contained in this Agreement will be interpreted or construed to require Buyer to directly or indirectly pay, assume or be liable for any of the foregoing expenses of Seller and Stockholder.

10.10 Counterparts; Facsimile. This Agreement may be executed by facsimile signature transaction and in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

10.11 Headings. The headings used in this Agreement are for reference purposes only and shall not be given substantive effect.

10.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Delaware without reference to its principles of conflicts of laws.

10.13 Consent to Jurisdiction. Each party to this Agreement hereby (i) consents to submit himself, herself or itself to the personal jurisdiction of the Federal courts of the United States located in Massachusetts or, if such courts do not have jurisdiction over such matter, to the applicable courts of the Commonwealth of Massachusetts located nearest to Boston, Massachusetts, (ii) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement will be litigated in such courts and (iii) irrevocably agrees that it will not institute any Proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts. Each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of lack of personal jurisdiction or inconvenient forum or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

10.14 Waiver of Jury Trial. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.15 Guaranty by Spectrum. Spectrum hereby absolutely and unconditionally guarantees to Seller and Stockholder (i) the accuracy of the representations and warranties of Buyer contained in Article 5 of this Agreement and (ii) the performance by the Buyer of all of Buyer’s covenants and agreements under this Agreement. In the event Buyer fails to perform or otherwise breaches in any way any provision of this Agreement, the Seller and/or the Stockholder may proceed directly against Spectrum pursuant to this Agreement.

10.16 Entire Agreement. This Agreement, the Schedules, the Exhibits hereto and the Additional Agreements embody the entire agreement and understanding of the parties in respect of any subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter including, but not limited to, (a) the Confidentiality Agreement among Buyer and Seller dated March 11, 2010 and (b) the letter of intent among Buyer, Seller and Stockholder dated on or about April 30, 2010.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SPECTRUM MICROWAVE, INC.

By:	/s/ John P. Freeman
Name:	John P. Freeman
Title:	Chief Financial Officer

SPECTRUM CONTROL, INC.

By:	/s/ John P. Freeman
Name:	John P. Freeman
Title:	Chief Financial Officer

SAGE LABORATORIES, INC.

By:	/s/ Linda A. Moulton
Name:	Linda A. Moulton
Title:	Secretary

CERALTA TECHNOLOGIES, INC.

By:	/s/ Linda A. Moulton
Name:	Linda A. Moulton
Title:	Secretary